As filed with the Securities and Exchange Commission on August 12, 2003
Registration No. 333-104748

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1

TO
FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMARIN CORPORATION PLC

(Exact Name of Registrant as Specified in Its Charter)

England (State or Other Jurisdiction of Incorporation or Organization)	None (IRS Employer Identification Number)

7 Curzon Street

London W1J 5HG
England
+44 (0) 20 7499 9009
(Address and Telephone Number of Registrant’s Principal Executive Offices)

Amarin Pharmaceuticals, Inc.

2 Belvedere Place, Suite 330
Mill Valley, California 94941
(415) 389-4920
(Name, Address, and Telephone Number of Agent For Service)

Please send copies of all communications to:

Andrea Vachss, Esq. Covington & Burling One Front Street San Francisco, CA 94111 USA	Kelly Vance, Esq. Covington & Burling 265 Strand London WC2R 1BH England

      Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective as determined by market conditions.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.     ☐

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.     ☑

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

      Pursuant to Rule 429 under the Securities Act, the prospectus contained in this registration statement also relates to, and this registration statement constitutes a post-effective amendment to, registration no. 333-12642, which was filed by the registrant on September 29, 2000 on Form F-3, and any unsold securities registered thereunder, and registration no. 333-13200, which was filed by the registrant on February 21, 2001 on Form F-3, and any unsold securities registered thereunder.

ABOUT THIS PROSPECTUS
RISK FACTORS
WHERE YOU CAN FIND MORE INFORMATION ABOUT US AND THIS OFFERING
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
CAPITALIZATION AND INDEBTEDNESS
SHARE CAPITAL
RECENT PRICE HISTORY
RECENT DEVELOPMENTS
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
DESCRIPTION OF SECURITIES
OFFERING EXPENSES
FINANCIAL STATEMENTS
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
ENFORCEABILITY OF CIVIL LIABILITIES
LEGAL MATTERS
EXPERTS
INDEPENDENT AUDITORS’ REPORT
PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 8. Indemnification of Directors and Officers
Item 9. Exhibits
Item 10. Undertakings
SIGNATURES
EXHIBIT INDEX
EX-5.1: OPINION OF NICHOLSON GRAHAM AND JONES
EX-23.1: CONSENT OF PRICEWATERHOUSECOOPERS
EX-23.3: CONSENT OF KPMG

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated August 12, 2003

Prospectus

11,060,781 Ordinary Shares

Amarin Corporation plc

      From time to time, the selling shareholders identified in this prospectus may offer and sell up to 11,060,781 of our ordinary shares, £1.00 par value per share, under this prospectus. The selling shareholders may sell all or any portion of these ordinary shares in one or more transactions in such a manner, at such prices and on such terms as they may determine.

      We will not receive any of the proceeds from the sale of ordinary shares by the selling shareholders.

      Our American Depositary Shares, or ADSs, evidenced by American Depositary Receipts, or ADRs, are traded on the Nasdaq National Market, the principal trading market for our securities, under the symbol “AMRN”. There is no public trading market for our ordinary shares. On August 11, 2003, the closing sale price for our ADSs, each representing one ordinary share, on the Nasdaq National Market was US$2.75 per ADS.

     Investing in our ordinary shares and ADSs involves a high degree of risk. See “Risk Factors” beginning on page 1.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Amarin Corporation plc

7 Curzon Street
London W1J 5HG
England
+44 (0) 20 7499 9009

The date of this prospectus is [                    ], 2003

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ABOUT THIS PROSPECTUS

      This document is called a prospectus and is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration or continuing offering process. Under this shelf process, the selling shareholders may from time to time sell the offered securities described in this prospectus in one or more offerings.

      The prospectus provides you with a general description of the securities that the selling shareholders may offer. In addition, we may file one or more prospectus supplements from time to time. The prospectus supplement(s) may add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading “Where You Can Find More Information About Us and this Offering.”

      Unless we have indicated otherwise, references in this prospectus to “Amarin”, “Company”, “we”, “us” and “our” and similar terms are to Amarin Corporation plc and its consolidated subsidiaries.

      Unless we have indicated otherwise, references in this prospectus to “Elan” are to Elan Corporation plc and its affiliates, as the context may require. Elan is a related party.

      We have amended our annual report on Form 20-F for the fiscal year ended December 31, 2002, including, in particular, “Item 18 — Financial Statements” of that report. References in this prospectus to our annual report on Form 20-F for the fiscal year ended December 31, 2002 mean that report as amended by amendment no. 1 filed with the SEC on July 31, 2003.

      In this prospectus, and in the material incorporated by reference into this prospectus from our annual report on Form 20-F or our reports on Form 6-K, references to “pounds sterling” or “£” are to UK currency and references to “US dollars”, “$” or “US$” are to US currency.

      This prospectus contains trademarks, tradenames or registered marks of us and other entities, including:

•	Phrenilin®, Motofen®, Diffusion Controlled VesicleTM or DCVTM and Rhotard®, which are registered in or used by us or our affiliates;

•	Permax®, which is registered in Eli Lilly and Company or its affiliates, which we may refer to in this prospectus as “Lilly”;

•	Mirapex®, which is registered in Pharmacia Corporation or its affiliates, which we may refer to in this prospectus as “Pharmacia”;

•	Requip®, which is registered in GlaxoSmithKline PLC or its affiliates;

•	ZelaparTM, which is registered in Elan;

•	MoraxenTM, which is registered in CeNeS Limited or its affiliates, which we may refer to in this prospectus as “CeNeS”; and

•	Glucotrol XL®, which is registered in Pfizer, Inc. or its affiliates, which we may refer to in this prospectus as “Pfizer.”

      Unless otherwise specified, all shares and share related information (such as per share information and share price information) in this prospectus have been adjusted to give effect, retroactively, to our ten-for-one ordinary share consolidation effective on July 19, 2002 whereby ten ordinary shares of 10p each became one ordinary share of £1.00 each and to the simultaneous change in the ratio of ordinary shares to ADSs from ten-to-one to one-to-one.

      Our consolidated financial statements contained, discussed and incorporated by reference in this prospectus are prepared in accordance with generally accepted accounting principles in the UK, which we refer to in this prospectus as “UK GAAP” and which differs in certain significant aspects from generally accepted accounting principles in the US, which we refer to in this prospectus as “US GAAP”. These

ii

differences have a material effect on net income/(loss) and the composition of shareholders’ equity. A detailed analysis of these differences can be found in Note 39 to the consolidated financial statements in our annual report on Form 20-F for the fiscal year ended December 31, 2002. Note 39 to our consolidated financial statements also provides a reconciliation of our consolidated financial statements to US GAAP.

      Through the year ended December 31, 2002, we published our consolidated financial statements in pounds sterling. Beginning January 1, 2003 we are publishing our consolidated financial statements in US dollars. Solely for informational purposes, this prospectus contains translations of certain pound sterling amounts in, to or from US dollars at a specified rate. These translations should not be construed as representations that the pound sterling amounts actually represent the US dollar amounts indicated or could be converted into or from US dollars at the rate indicated. Unless otherwise stated herein, the translations of pounds sterling into and from US dollars have been made at £1.00 to US$1.6099, which was the closing midpoint rate on December 31, 2002 as quoted in the UK Financial Times. The noon buying rate in New York City for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York at December 31, 2002 was £1.00 to US$1.6095. We do not believe this difference to be material. The noon buying rate on August 1, 2003 was £1.00 to US $1.6045.

      Our fiscal year ends on December 31 of each year. Where this prospectus refers to a particular year, this means the fiscal year unless otherwise indicated. Historically, our fiscal year ended on August 31. During 1999, our fiscal year end date was changed to December 31.

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RISK FACTORS

      You should carefully consider the risks and the information about our business described below, together with all of the other information included in this prospectus. You should not interpret the order in which these considerations are presented as an indication of their relative importance to you. The risks and uncertainties described below are not the only ones that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business. If any of the following risks and uncertainties develop into actual events, our business, financial condition and results of operations could be materially and adversely affected, and the trading price of our ADSs could decline.

If we cannot find additional capital resources, we will not be able to pay our indebtedness or sustain and grow our business.

      We will need to raise additional capital to repay our existing debts by year-end and to fund our business from December 31, 2003 and beyond. In addition, we will need to raise additional capital in order to pursue our strategy of acquiring additional products, expanding our sales and marketing capabilities and growing our business. Depending on market conditions and our ability to ensure financial stability, we may not have access to additional capital on reasonable terms or at all. If we are unable to obtain additional financing before year-end, we will not be able to repay our debt to Elan by December 31, 2003, after which time all of our obligations to Elan will become payable on demand. See “Recent Developments.” In addition, if we are unable to raise additional financing, we will not have sufficient funds to operate beyond December 2003. In addition, even if we are able to obtain funds to meet our payment obligations to Elan and enable our operations to continue beyond December 2003 we may not have sufficient resources to grow our business. Our independent accountants have added language in their report in reference to our subsequent event note 40 to our financial statements, indicating that the adverse trading conditions we have suffered since December 31, 2002 raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We have a history of losses.

      We have only been profitable in two of the last five fiscal years. For the fiscal quarter ended June 30, 2003, we reported a net loss of approximately $7.0 million under UK GAAP. For the fiscal quarter ended March 31, 2003, we reported a loss of approximately $3.7 million under UK GAAP. For the fiscal year ended December 31, 2002, we reported a loss of approximately £23.0 million under UK GAAP. In the fiscal year ended December 31, 2001 we reported a loss of approximately £3.3 million under UK GAAP. We reported net profits under UK GAAP of approximately £1.7 million and £2.7 million for the years ended December 31, 2000 and December 31, 1999, respectively. Prior to that, we had a net loss of approximately £1.2 million for the four-month period ended December 31, 1998, which was a transition period following the change of our fiscal year end from August 31 to December 31. We also reported a net loss of approximately £17.2 million under UK GAAP for the fiscal year ended August 31, 1998. In future periods, we may not be able to continue growing our sales and we may not be able to return to profitability.

We may have to issue equity in Amarin leading to shareholder dilution.

      It is probable that we will have to issue new equity to fund our working capital requirements from September 2003 and beyond and to fund new product acquisitions and/or development programs. We are already committed to issue equity to Laxdale Limited, which we may refer to in this prospectus as “Laxdale”, upon the successful achievement of specified milestones for the LAX-101 development program. See Item 4 of our annual report on Form 20-F for the year ended December 31, 2002 “Information on the Company — Business Overview — Our Huntington’s Disease Strategy — LAX-101.” As part of our financing requirements new equity or convertible equity or debt instruments may be issued to new or existing shareholders. The creation of new shares would lead to dilution of the current shareholder base.

Our revenues are predominantly based upon our levels of sales to wholesalers and similar purchasers of inventory in the US.

      Our revenues are predominantly based upon our sales in the US to wholesalers and similar purchasers of our products. The level of US sales reflects the demand from these wholesalers and similar purchasers to meet both the in-market consumption of our products and to reflect the levels of inventory that wholesalers and similar purchasers of our products carry. In the future, wholesalers and similar purchasers of our products may hold more or less inventory than they did for the same period of a prior year and throughout a calendar year. Changes in the level of inventories can directly impact the level of US sales and could result in our sales not being in-line with in-market consumption of our products. In the event that the in-market use of a product or products is overestimated by either us or our customers then any such wholesaler or similar purchaser may in certain circumstances be able to return product to us at their purchase cost. Wholesalers and similar customers typically need to hold at least one month in inventory to satisfy demand and may hold inventory in excess of that to assure continued supply.

The loss of formulary coverage by a few payors in the US would have an adverse effect on our business.

      The success of our products may depend in part upon the ability of consumers to obtain reimbursement from third party health care payors, such as government and private insurance plans. Third party insurers and the US government (Medicaid or the Veterans Association) fund approximately 75% of prescriptions dispensed in the US pharmaceutical market. These payors will typically only provide reimbursement for pharmaceutical products that are included in their formularies. If pharmaceutical products cease to be included on these formularies, patients will often switch to alternative treatments that are included and reimbursed. Many of these payors have individually significant proportions of the total US market and the loss of coverage or disfavored status on their formularies for our products could have a material adverse affect on our level of prescriptions and sales.

      In other jurisdictions, such as the European Union, governments influence the price of pharmaceutical products through pricing and reimbursement rules and control of national health care systems that fund a large proportion of the cost of such products to consumers. The approach taken varies from country to country. Some jurisdictions operate positive and/or negative list systems under which products may only be marketed once a reimbursement price has been agreed. Other jurisdictions allow companies to fix their own prices for medicines, but monitor and control company profits.

      Third-party payors are increasingly attempting to contain health care costs by challenging the prices charged for medical products and services. Our Parkinson’s disease product, Permax, is marketed primarily to seniors. There is additional increasing pressure to provide pricing discounts or benefits to seniors. If the regulatory environment changes, some or all of our products may not remain eligible for third-party reimbursement. In addition, even if reimbursement is available, the levels of reimbursement may not be sufficient to permit us to set prices at which we can realize an acceptable return on capital.

We are dependent on a few customers for the majority of our revenue.

      In 2002, 23% of our product revenue was attributable to one customer and the next four largest customers accounted for an additional 56% of our revenue. These percentages increased significantly from 2001. As with many pharmaceutical companies who sell through traditional wholesale channels there has been considerable consolidation in this sales channel resulting in concentration of customer sales. We expect to continue to depend on a few large customers to support our revenues for the foreseeable future. There is no assurance that revenue from these large customers will be maintained or that we will be able to sustain revenues in the future. See Item 5 of our annual report on Form 20-F for the year ended December 31, 2002 “Operating and Financial Review and Prospects — Operating Results — Comparison of Fiscal Years Ended December 31, 2002 and December 31, 2001 — Revenue.”

Our ability to generate revenues under our in-licensing agreements depends in part upon the financial condition of our licensors and the ability of our licensors to obtain regulatory approvals.

      We have entered into a license agreement with Laxdale that gives us the US marketing rights to LAX-101, a new molecular entity that is under investigation to treat Huntington’s disease. Laxdale is responsible for conducting, at its expense, all tests and clinical trials needed in order to meet regulatory requirements, for obtaining applicable regulatory approvals, and for prosecuting any patent applications with respect to this product. The costs of developing and obtaining regulatory approvals for pharmaceutical products can be substantial. On February 3, 2003, we announced our intention to work with Laxdale toward conducting an additional Phase III program to support a possible new drug application or “NDA” for LAX-101. This was determined after a meeting with the US Food and Drug Administration, or FDA, on January 29, 2003. The decision to conduct a further Phase III program is consistent with the approval process of new drug products for neurological diseases, and reflects the fact that statistical significance was not achieved in the entire study patient population in the first Phase III study. Our ability to commercialize this product is dependent upon the success of Laxdale’s further development efforts. If Laxdale is unable to maintain the financial and operational capability to complete its development efforts, we may not ever be able to generate revenues from the licensed product. In the event that Laxdale is unable to fund the Phase III program for LAX-101, we could not fund such Phase III program from our existing financial resources. We are dependent upon Laxdale having the financial and personnel resources necessary to fulfill its obligations to complete the clinical development and pursuit of approval of an NDA, if clinical study results warrant, and on the success of such development efforts. There can be no assurances that Laxdale, a small, closely held private company, will have the resources necessary to fulfill these obligations or that development success will otherwise be achieved. In addition, the Chairman of Laxdale, Dr. David Horrobin, one of its founders, died in April 2003. While we do not believe that Laxdale is wholly dependent on Dr. Horrobin for continued development progress of LAX-101, the impact of his death upon Laxdale remains uncertain at this time.

      Our ability to derive any revenues under our licensing agreement with Laxdale for LAX-101 is subject to all of the risks associated with obtaining regulatory approvals, and as a licensee we have limited ability to control the outcome of the development process. Our licensors may not obtain regulatory approvals that are needed in order to market a new product, and the timing or scope of any approvals may prohibit or reduce our ability to commercialize a product successfully. For example, even if Laxdale obtains the necessary approvals for LAX-101, the approvals may take too long or the terms of the approvals may not have the scope or breadth needed for us to commercialize successfully products based on LAX-101.

      We are aware that CeNeS, our licensor of Moraxen, currently has financial problems. In light of this, we are currently assessing the viability and funding of the development project with CeNeS for Moraxen and wrote off the carrying value of Moraxen in 2002. See Item 4 of our annual report on Form 20-F for the year ended December 31, 2002 “Information on the Company — Business Overview — Our Huntington’s Disease Strategy — Moraxen.”

Our products may not be able to compete effectively against those of our competitors.

      Competition in the pharmaceutical industry is intense and is expected to increase. Our portfolio of marketable products competes with a variety of other products, including established drugs and major brand names. The market for generic products is particularly competitive. Generic copies of innovator drugs can generally be introduced on the basis of bioequivalence to an existing product after any patents and data exclusivity protection on such product have expired. Once a successful product is off patent, many companies often seek to market generic equivalents, thus saturating the market with a large number of similar products. Competitive factors could force innovator companies such as ourselves to lower prices or could result in reduced sales. In addition, new or currently marketed products developed by others could emerge as competitors to our products. Products based on new technologies or new drugs could render our products obsolete or uneconomical.

      Revenues from Permax have been in decline since a generic version of Permax was launched in December 2002 and the publication in December 2002 in the Mayo Clinic Proceedings of an article titled

“Valvular Heart Disease in Patients Taking Pergolide”, regarding three case studies reporting a possible connection between pergolide, which is ergot-derived, and valvular heart disease. The Mayo Clinic article led to a change to the Permax label to include the potential risk of valvular heart disease. Whilst we believe that the causal link between the taking of Permax and valvular heart disease has yet to be established and the incidence of any such problem in any event would appear to be rare, it is likely that this article may have put Permax at a competitive disadvantage to the other dopamine agonists that are not ergot-derived. Additionally, we recently received two notices of claims of personal injury and/or death from valvular heart disease allegedly associated with Permax. See Item 4 of our annual report on Form 20-F for the year ended December 31, 2002 “Information on the Company — Business Overview — Our Parkinson’s Disease Strategy — Permax.” We cannot predict whether litigation will follow, or the outcome of any such litigation. We intend to take all appropriate action to protect our interests with respect to these claims.

      In November 2002, Teva Pharmaceuticals Industries Ltd. announced that the FDA had issued final approval for its abbreviated new drug application or “ANDA” for pergolide mesylate tablets bioequivalent to Permax. This generic product has now been launched and has led to a significant reduction of sales of Permax in the US. Accordingly, in fiscal year 2002 we recorded an impairment charge of £23,796,000 against the carrying value of Permax. The charge was calculated in accordance with FRS 11 “Impairment of Fixed Assets and Goodwill”, which prescribes that the launch of a generic product is a “trigger” event which necessitates, where appropriate, a revision of the carrying value of the intangible.

      For the six months ended June 30, 2003, total prescriptions of Permax fell by approximately 50% when compared to the comparable period of the year 2002. As a result of this reduction in patient demand, we booked provisions totaling approximately $7.3 million for the quarter ended March 31, 2003 to cover the risk of returns, rebates and inventory losses. During the quarter ended June 30, 2003, we continued to experience significant generic competition to Permax and a further reduction in inventory levels at wholesalers. Sales of Permax declined to $0.1 million for the quarter ended June 30, 2003 compared to $15.2 million in the comparable period of the year 2002. Such reduction of our Permax sales will have a materially adverse effect on our cash flows and earnings in 2003 and possibly beyond.

      We have settled litigation with respect to a second ANDA also filed for pergolide. Under the provisions of our settlement agreement, Ivax Corporation (the holder of the ANDA) will receive a non-exclusive sublicense in the US for the two patents at issue and, in return, will pay us royalties based on its first six months of sales of its pergolide products under its ANDA, if and when approved by the FDA. Ivax has announced that its ANDA has received tentative approval by the FDA. Although we will be entitled to royalties based on the first six months of sales of this generic product, the entry into the marketplace of the Ivax generic product is likely to have a further material adverse impact on sales of Permax. We anticipate that this generic product will be launched in September 2003.

      In the third quarter of 2002, we concluded that one product in our Phrenilin line of products, Phrenilin with Caffeine and Codeine, had experienced intense generic competition. As a result, we took a one-time charge of £2.89 million ($4.65 million) relating to inventory write-offs and we have discontinued the sale of this product.

      Our principal competitors both in the US and Europe include large, well-established pharmaceutical companies, specialty pharmaceutical sales and marketing companies and specialized drug delivery companies. In addition, we compete with universities and other institutions involved in the development of technologies and products that may be competitive with ours. Many of our competitors have greater resources and experience than us, including financial, product development, marketing, personnel and other resources and experience. In the area of Parkinson’s disease, our principal competitors include Pharmacia and GlaxoSmithKline PLC, who market Mirapex and Requip respectively, dopamine agonists indicated as primary therapy for Parkinson’s disease. In the area of headache medications, our principal competitors include Novartis AG and Elan. We also compete with numerous manufacturers of over-the-counter headache medications.

      The success of our products also depends in large part on the willingness of physicians to prescribe these products to their patients. Many of our competitors’ products have achieved broad recognition and acceptance among medical professionals. In order to achieve an acceptable level of prescriptions for our products, we must be able to meet the needs of both the medical community and end users with respect to cost, efficacy, safety and other factors. See Item 4 of our annual report on Form 20-F for the year ended December 31, 2002 “Information on the Company — Business Overview — Competition.”

Our supply of products could be disrupted by problems affecting our manufacturers and key suppliers.

      We do not currently have a commercial manufacturing facility and, accordingly, we are dependent upon maintaining existing relationships with contract manufacturers and other vendors, or establishing new vendors, to supply inventory for our sales and marketing business in the US and elsewhere. There is no assurance that if any existing relationships were to terminate we would be able to replace our current vendors without disruption to operations. Among other difficulties in identifying and retaining a new manufacturer, FDA approval is generally required to change the manufacturer of a drug and the new manufacturer must demonstrate that it meets the FDA’s requirements for current good manufacturing practices.

      While we take prudent steps to maintain safety stocks of inventory, a product shortage or interruption could have a material impact on our revenues. In some but not all cases, we have identified and qualified an alternate or back-up supplier of product. We are currently out of stock for our products Capital with Codeine and Nolahist. While we are optimistic that stocking will occur within the next five months, there can be no guarantee that stocking will occur within this time frame or at all. Except for our products Capital with Codeine and Nolahist, we currently have sufficient supplies of products to meet our expected needs for at least four months, except for Motofen where we have approximately one month of stock in hand.

      We currently rely on a single source of supply for most of our products. In the case of Permax, currently our primary marketed product, as a part of our exclusive US rights we are contractually obligated to source all supplies of Permax from Lilly. There can be no assurance, however, that all of our Permax orders will be fulfilled in a timely fashion by Lilly. In addition, we received notice from Lilly in March 2003 that Lilly has elected to terminate its manufacturing and supply obligations to us, with such termination being effective March 4, 2006. Lilly is obliged to assist in transferring its manufacturing technology to us or to a third party we nominate for the purpose of ensuring that we can continue to manufacture and supply Permax. We believe that we will be able to take advantage of this opportunity to lower our cost of goods for Permax through the identification of a new supplier and that we will be able to do so in the three-year period before Lilly’s supply obligations end. However, there can be no assurances that we will find such a manufacturer within the timeframe of the notice period or that a lower cost of goods will result. Any failure to timely locate a new qualified manufacturer could result in lost sales and could have a material adverse effect on our business.

      If in the future our manufacturers should cease doing business with us or experience delays, shortages of supply or excessive demands on their capacity, we may not be able to obtain adequate quantities of product in a timely manner, or at all. Furthermore, manufacturers are required to comply with current good manufacturing practices regulations promulgated by the FDA and other regulatory bodies. The failure by a manufacturer to comply with these regulations could affect its ability to provide us with product. While we take prudent steps to maintain safety stocks of inventory, the loss of a contract manufacturer or a product shortage or interruption could have a material impact on our revenues. In some cases we have identified and qualified an alternate or back-up supplier of product. However, we do not have insurance coverage against the risk of manufacturing failure or disruption.

      If we acquire new products, we may need additional contract manufacturing capacity. Our contract manufacturers have no obligation to supply new products. Even if our contract manufacturers endeavor to meet our future needs, we cannot predict whether they will have sufficient capacity to do so. Accordingly, we may need to secure additional contract manufacturing capacity to accommodate any growth in our product portfolio. A failure to do so when needed could result in our inability to satisfy the requirements of our customers and could result in lost sales and diminished market share.

      We and, in turn, our vendors often rely on third parties to supply the raw materials needed to manufacture our products. In most cases our contract manufacturers are responsible for obtaining raw materials, although we have assumed responsibility for sourcing difenoxin, a critical component of Motofen. We currently rely on a single source of supply for difenoxin, which is only available from a limited number of suppliers worldwide. Since acquiring our product portfolio in late 1999, we have not experienced any problems in obtaining difenoxin, and to our knowledge no other supplier has sought to terminate its relationship with our manufacturers. Our reliance on a limited number of suppliers involves several risks, including a potential inability to obtain critical materials and reduced control over production costs, delivery schedules, reliability and quality. For example, our current supplier of difenoxin allocates its output through a quota system and lead times can be as long as a year. Any unanticipated disruption to contract manufacture caused by problems at any suppliers could delay shipment of our products, increase our cost of goods sold and result in lost sales.

We may not be able to grow our business unless we can acquire and market new products.

      We are pursuing a strategy of product acquisitions (both marketed and development products) in order to generate growth. This strategy depends substantially upon our ability to continue acquiring products that we can effectively market in the US. Although we engage in proprietary research and development of new products, these activities are limited. We must therefore rely on our ability to identify other companies that are willing to sell or license product lines to us. We will be competing for these products with other parties, many of whom have substantially greater financial, marketing and sales resources. Even if suitable products are available, depending on competitive conditions we may not be able to acquire rights to additional products on acceptable terms, or at all. Our inability to acquire additional products or successfully introduce new products could have a material adverse effect on our business. In addition, we may need to significantly increase our sales and marketing force and incur additional expenses in anticipation of a new product introduction.

In order to achieve growth, we will need to expand our limited sales and marketing capability.

      At present, we market and sell our products primarily through direct marketing programs in the US. Our US subsidiary conducts all selling activities and has established a small sales and marketing staff of approximately 36 persons, including approximately 24 sales representatives to assist in the promotion of Permax and, potentially, our other neurology products. Although we currently have limited marketing, sales and distribution capability, we believe that our resources are sufficient to support our existing products. Our long-term strategy, though, is to significantly expand our portfolio by acquiring additional marketable products. In order to market any new products, we will need to add marketing and sales personnel who have expertise in the pharmaceuticals business. Although we believe we can build the required infrastructure, we may not be successful in doing so if we cannot attract personnel or generate sufficient capital to fund these efforts. Failure to increase our sales force or to expand our distribution network in the US could have a material adverse effect on our ability to grow our business.

The planned expansion of our business may strain our resources.

      Our strategy for growth includes potential acquisitions of new products and the introduction of these products to the market. We intend to acquire products that have high growth potential. It is expected that any such new products will require substantially higher levels of support than our current portfolio. Since we currently operate with limited resources, the addition of such new products could require a significant expansion of our operations, including the recruitment, hiring and training of additional personnel. This could create a strain on our financial and management resources. Our failure to manage such growth effectively could result in lost sales and could have a material adverse effect on our business.

We may not be successful in developing new products or marketing existing products if we cannot meet extensive regulatory requirements for quality, safety and efficacy promulgated by the FDA and other regulatory agencies.

      Our product development activities generally involve the co-development of products with our strategic partners. The success of these efforts is dependent in part upon the ability of the products to meet and to continue to meet regulatory requirements in the jurisdictions where we and our development partners ultimately intend to sell such products. The development, manufacture and marketing of pharmaceutical products are subject to extensive regulation by governmental authorities in the US, the European Union, Japan and elsewhere. In the US, the FDA generally requires pre-clinical testing and clinical trials of each drug to establish its safety and efficacy and extensive pharmaceutical development to ensure its quality before its introduction into the market. Regulatory authorities in other jurisdictions impose similar requirements. The process of obtaining regulatory approvals is lengthy and expensive and the issuance of such approvals is uncertain. The commencement and rate of completion of clinical trials may be delayed by many factors, including:

•	the inability to manufacture sufficient quantities of qualified materials under current good manufacturing practices for use in clinical trials;

•	slower than expected rates of patient recruitment;

•	the inability to observe patients adequately after treatment;

•	changes in regulatory requirements for clinical trials;

•	the lack of effectiveness during clinical trials;

•	unforeseen safety issues;

•	delays, suspension, or termination of a trial due to the institutional review board responsible for overseeing the study at a particular study site; and

•	government or regulatory delays or “clinical holds” requiring suspension or termination of a trial.

      Even if we obtain positive results from pre-clinical or clinical trials, we may not achieve the same success in future trials. Clinical trials may not demonstrate statistically sufficient safety and effectiveness to obtain the requisite regulatory approvals for product candidates. The failure of clinical trials to demonstrate safety and effectiveness for our desired indications could harm the development of that product candidate as well as other product candidates, and our business and results of operations would suffer.

      Any approvals that are obtained may be limited in scope, or may be accompanied by burdensome post-approval study or other requirements. Even in circumstances where products are approved by a regulatory body for sale, the regulatory or legal requirements may change over time, or new safety or efficacy information may be identified concerning a product, which may lead to the withdrawal of a product from the market.

      At present, four products developed by our partners using our drug delivery technologies are in various stages of development. One of these products has been submitted for approval in the US and one of these products has been submitted for approval in Japan. We expect that one of the other products will be submitted for approval in the US and the remaining product will be submitted in Japan. Even if approvals are obtained, they may not be on the terms or have the scope or breadth necessary for the successful commercialization of such products. This could adversely affect our ability to receive future royalty payments from the sale of such products. Moreover, even after approval, a marketed drug and its manufacturer are subject to continual review. The discovery of previously unknown problems with a product or manufacturer may result in restrictions on such product or manufacturer, including withdrawal of the product from the market, which would have a negative impact on our potential royalty stream.

      Our current research and development activities include the development of applications for our Diffusion Controlled Vesicle, or DCV, coating technology. In order to fully exploit this technology, we intend to pursue opportunities to develop an application for the US and potentially other markets. However, we have not yet submitted any products containing the DCV coating technology for approval by the FDA. This technology includes two components that have been approved in Europe. Often, if specific components of a new product have been approved in other jurisdictions, the FDA accepts such components when supported by a compilation of relevant information. Such information would include confidential data from the manufacturer as well as data generated by us or available in the public domain. However, at such time as any products incorporating DCV are submitted for approval, the FDA may determine that new data must be generated, notwithstanding the existence of supporting information. The generation of new data could involve significant expense and delay. There is no certainty that the DCV components will be accepted solely on the basis of existing information.

After approval, our products are subject to extensive government regulation.

      Once a product is approved, numerous post-approval requirements apply. Among other things, the holder of an approved NDA or other license is subject to periodic and other monitoring and reporting obligations of the FDA and other regulatory bodies, including obligations to monitor and report adverse events and instances of the failure of a product to meet the specifications in the approved application. Application holders must also submit advertising and other promotional material to regulatory authorities and report on ongoing clinical trials.

      Advertising and promotional materials must comply with FDA rules in addition to other potentially applicable federal and local laws in the US and in other countries. In the US, the distribution of product samples to physicians must comply with the requirements of the US Prescription Drug Marketing Act. Manufacturing facilities remain subject to FDA inspection and must continue to adhere to the FDA’s current good manufacturing practice requirements. Application holders must obtain FDA approval for product and manufacturing changes, depending on the nature of the change. Sales, marketing, and scientific/educational grant programs must comply with the US Medicare-Medicaid Anti-Fraud and Abuse Act, as amended, the US False Claims Act, as amended, and similar state laws. Pricing and rebate programs must comply with the US Medicaid rebate requirements of the US Omnibus Budget Reconciliation Act of 1990, as amended. If products are made available to authorized users of the US Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. All of these activities are also potentially subject to US federal and state consumer protection and unfair competition laws. Similar requirements exist in all of these areas in other countries.

      Depending on the circumstances, failure to meet these post-approval requirements can result in criminal prosecution, fines or other penalties, injunctions, recall or seizure of products, total or partial suspension of production, denial or withdrawal of pre-marketing product approvals, or refusal to allow us to enter into supply contracts, including government contracts. In addition, even if we comply with FDA and other requirements, new information regarding the safety or effectiveness of a product could lead the FDA to modify or withdraw a product approval.

      Adverse regulatory action, whether pre- or post-approval, can potentially lead to product liability claims and increase our product liability exposure.

We may not realize profits from the licensing of our drug delivery technologies if our strategic partners fail to commercialize the products that incorporate these technologies.

      Our research and development activities in Sweden focus on joint product development projects with third parties, involving the incorporation of our drug delivery technologies into compounds belonging to the third parties. In many cases, we are entitled to future royalty payments based on anticipated commercial sales of the products being developed. Typically, after development work is completed, our co-development partners are responsible for obtaining regulatory approvals and are given a license to manufacture the product and bring it to market within designated territories. We may also use additional licensees to commercialize the product in other territories. Our ability to realize royalties thus depends upon numerous factors that are exclusively within the control of the licensee.

      These factors include:

•	the availability of raw materials for these products;

•	the ability to obtain regulatory approvals for the manufacture and sale of the products;

•	the successful manufacture and commercialization of the products; and

•	the successful marketing, promotion and distribution of the products in a favorable competitive environment.

      In addition, licensees could decide to delay or discontinue the commercialization of products for financial or other business reasons. For example, three of our licensees have discontinued or significantly delayed marketing efforts for the products licensed to them. If the companies to which we license our technologies fail to commercialize such products successfully, or if existing sales activities cease or materially decline, this could have an adverse affect on our future royalty payments.

      For some products, we have also entered into distribution agreements under which we sell finished goods to distributors who are authorized to re-sell the product in a designated territory. Unlike our licensees, these distributors are not responsible for manufacturing the product. Therefore, risks relating to raw materials and successful manufacture are not applicable. However, the distributors do generally have responsibility for obtaining regulatory approvals and marketing the products within their territory. To this extent, our distribution arrangements are subject to the same risks that exist under our licensing agreements. In addition, we typically have no control over a distributor’s decision to discontinue commercializing a product. If existing sales activities by our distributors cease or materially decline for any reason, this could adversely affect our future income stream. We currently have seven distribution agreements covering three products. Sales are taking place under six of these agreements, and the seventh is inactive due to the distributor’s failure to obtain regulatory approval in the designated territory.

We may incur potential liabilities relating to discontinued operations or products.

      In connection with our restructuring which began in 1999, we decided to discontinue our UK-based transdermal patch business. In December 1999, we sold certain assets relating to this business to Elan. However, Elan did not assume the licensing and development agreements associated with the divested assets, and we remained obligated to perform all of these contracts. Since we no longer operate a transdermal patch business, Elan agreed to assist us in seeking to terminate such agreements or transfer them to licensees. To date, we have formally terminated, assigned or reached agreement with respect to the termination or assignment of all but one of the fifteen contracts to which we were a party and are reasonably confident that the remaining contract will either be assigned or will not result in any significant payment to the other party relating to our inability to perform continuing obligations.

      In the third quarter of 2002, we took a one-time charge of $4.65 million (£2.89 million) relating to inventory write-offs and the discontinuance of sales of Phrenilin with Caffeine and Codeine. This action was based on our determination that the product had experienced intense generic competition and did not provide us with competitive advantage.

We may incur expenses under our ongoing product development contracts without receiving offsetting payments.

      In prior years, our revenues and profitability have been primarily dependent upon the fees that we received under license and development agreements with third parties. This dependency has diminished as we have shifted our focus from product development to the marketing and sale of developed and approved products. However, our facility in Malmö, Sweden continues to conduct research and development activities focused on oral delivery technologies. In this area, we continue to rely upon periodic payments that are contingent on our attainment of regulatory approvals and/or achievement of technical and clinical milestones set forth in agreements with third parties. We may have to commit significant personnel and financial resources to meet these requirements. The failure to achieve, or delays in achieving, any required milestones or approvals can cause us to fail to receive significant payments. Even if a milestone is achieved, the costs incurred may exceed the amount of the payment. We generally negotiate payments in advance based on estimates of how much work is required, and these estimates may prove to be too low. As a result, we may be unable to recoup our development expenses, which could adversely affect our profitability.

We are dependent on patents, proprietary rights and confidentiality.

      Because of the significant time and expense involved in developing new products and obtaining regulatory approvals, it is very important to obtain patent and trade secret protection for new technologies, products and processes. As of June 30, 2003, we maintained 128 issued patents and had 19 patent applications pending worldwide. Expiration dates of the issued patents range from 2003 to 2014. The patents expiring in 2003 are not considered to be material to our business. Our success depends in large part on our continued ability to:

•	acquire patented or patentable products and technologies;

•	obtain patents for our newly-developed products and technologies;

•	maintain patent protection for both acquired and developed products;

•	preserve our trade secrets; and

•	operate without infringing the proprietary rights of third parties.

      Although we believe that we make reasonable efforts to protect our intellectual property rights and to ensure that our proprietary technology does not infringe the rights of other parties, we cannot ascertain the existence of all potentially conflicting claims. Therefore, there is a risk that third parties may make claims of infringement against our products or technologies. In addition, third parties may be able to obtain patents that prevent the sale of our products or require us to obtain a license and pay significant fees or royalties in order to continue selling our products.

      For example, one of our technologies is incorporated in a generic formulation of glipizide extended release tablets, as part of an agreement with Watson Pharmaceuticals, Inc. Glipizide extended release tablets are marketed in the US under the trade name Glucotrol XL by Pfizer. Watson Pharmaceuticals announced in December 2002 that it has filed an ANDA with the FDA seeking approval to market its generic version of Glucotrol XL tablets. We are aware that a third party has commenced proceedings in the US against Watson Pharmaceuticals with respect to the filing of this ANDA. Any such claim if successful could have a material effect on our business.

      We may in the future discover the existence of products that infringe upon patents that we own or that have been licensed to us. Although we seek to protect our trade secrets and proprietary know-how through confidentiality agreements with our manufacturers, employees and consultants, we cannot prevent our competitors from breaching these agreements or independently developing or learning of our trade secrets.

      Both the defense and prosecution of patent claims can be expensive, time-consuming and uncertain. An adverse outcome could subject us to significant liabilities to third parties, requiring us to obtain licenses from third parties or cease our sales or research and development activities. We are presently a plaintiff in one lawsuit alleging patent infringement of our licensed patent rights with respect to Permax, currently our primary marketed product. See Item 4 of our annual report on Form 20-F for the year ended December 31, 2002 “Information on the Company — Business Overview — Our Parkinson’s Disease Strategy — Permax.”

      We anticipate that competitors may from time to time oppose our efforts to obtain patent protection for new technologies or to submit existing patented technologies for regulatory approvals. Competitors may seek to challenge patent applications or existing patents to delay the approval process, even if the challenge has little or no merit. Patent challenges are generally highly technical, time consuming and expensive to pursue. Were we to engage in one or more patent challenges, that effort could consume substantial time and resources, with no assurances of success, even when holding an issued patent.

The loss of any key management or qualified personnel could disrupt our business.

      We are highly dependent upon the efforts of:

•	our senior management;

•	our US-based sales and marketing team; and

•	our Sweden-based scientific team.

      The loss of the services of one or more members of senior management, the sales and marketing team or the scientific team could have a material adverse effect on us. As a small company with a streamlined management structure, the departure of any key person could have a significant impact and would be potentially disruptive to our business. In addition, because our operations are spread out geographically, it may not be practicable for existing management to take on responsibilities of any departing key employee. Furthermore, because of the specialized nature of our business, we are highly dependent upon our ability to attract and retain qualified sales, scientific, technical and key management personnel. There is intense competition for qualified personnel in the areas of our activities. In this environment we may not be able to continue to attract and retain the personnel necessary for the development of our business, particularly if we do not maintain profitability. Loss of the services of key sales, scientific and technical personnel, or the failure to recruit such personnel, would be detrimental to our marketing activities and development programs.

      We have entered into an employment agreement with our chief executive officer. The term of this agreement automatically renews on an annual basis, subject to each party’s right to terminate upon six months’ notice. Our officers and key employees in the US are employed on an at-will basis and are therefore not restricted from seeking employment elsewhere. Our officers and key employees in the UK, other than our chief executive officer, are not employed for any specified period and are not restricted from seeking employment elsewhere, subject only to giving appropriate notice to us.

We are subject to continuing potential product liability.

      Risks relating to product liability claims are inherent in the manufacturing and marketing of our products. Any person who is injured as a result of using one of our products may have a product liability claim against us without having to prove that we were at fault. Since we distribute and sell our products to a wide number of end users, the risk of such claims could be material. Product liability claims could also be brought by persons who took part in clinical trials involving our products, including clinical trials of transdermal products carried out prior to the disposal of our transdermal business. We have obtained insurance against claims arising in the ordinary course of business up to a limit of US$10 million. However, this may not adequately protect us if there is a high occurrence of claims in the future or if any future claim exceeds the limits of our coverage. A successful claim brought against us in excess of our insurance coverage could have a material adverse effect on our business.

      We are not presently the subject of any litigation alleging product liability. We have, however, recently received two notices of claims of personal injury and/or death from valvular heart disease allegedly associated with Permax. See Item 4 of our annual report on Form 20-F for the year ended December 31, 2002 “Information on the Company — Business Overview — Our Parkinson’s Disease Strategy — Permax.” We cannot predict whether litigation will follow, or the outcome of any such litigation. We intend to take all appropriate action to protect our interests with respect to these claims.

      We may not be able to maintain product liability coverage on acceptable terms if our claims experience results in higher rates, or if product liability insurance otherwise becomes costlier or unavailable because of general economic, market or industry conditions. If sales of our products increase materially, or if we add significant products to our portfolio, we will require increased coverage and may not be able to secure such coverage at reasonable rates or at all.

The price of our ADSs may be volatile.

      The stock market has from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. In addition, the market prices of the securities of many pharmaceutical and medical technology companies have been especially volatile in the past, and this trend is expected to continue in the future. Our ADSs are also subject to volatility as a result of the relatively limited size of their trading market. With approximately 6.7 million ADSs outstanding, there is a risk that there may not be sufficient liquidity in the market to accommodate significant increases in selling activity or the sale of a large block of securities, either of which could result in price volatility. Additionally, there is a potential for additional ordinary shares, including almost all of the ordinary shares being sold under this prospectus, to be exchanged for ADSs in quantities that may be substantial in relation to our public float, which could have a material impact on market price and create volatility. These factors increase the risk that the market price of our ADSs may be affected by factors such as:

•	the announcement of new products or technologies;

•	innovation by us or our competitors;

•	developments or disputes concerning patent or proprietary rights;

•	actual or potential medical results relating to our products or our competitors’ products;

•	interim failures or setbacks in product development;

•	regulatory developments in the US, the European Union or other countries;

•	currency exchange rate fluctuations; and

•	period-to-period variations in our results of operations.

The rights of our shareholders may differ from the rights typically afforded to shareholders of a US corporation.

      We are incorporated under English law. The rights of holders of ordinary shares and, therefore, certain of the rights of holders of ADSs, are governed by English law, including the UK Companies Act 1985, as amended by the UK Companies Act 1989, and by our memorandum and articles of association. These rights differ in certain respects from the rights of shareholders in typical US corporations. See Item 10 of our annual report on Form 20-F for the year ended December 31, 2002 “Additional Information — Memorandum and Articles of Association.” The principal differences include the following:

•	Under English law, each shareholder present at a meeting has only one vote unless a valid demand is made for a vote on a poll, in which each holder gets one vote per share owned. Under US law, each shareholder typically is entitled to one vote per share at all meetings. Under English law, it is only on a poll that the number of shares determines the number of votes a holder may cast. You should be aware, however, that the voting rights of ADSs are also governed by the provisions of a deposit agreement with the depositary bank. See “Description of Securities — Description of American Depositary Receipts and American Depositary Shares” below. Also see Item 10 of our annual report on Form 20-F for the year ended December 31, 2002 “Additional Information — Memorandum and Articles of Association — Description of Ordinary Shares — Voting Rights.”

•	Under English law, each shareholder generally has pre-emptive rights to subscribe on a proportionate basis to any issuance of shares. Under US law shareholders generally do not have pre-emptive rights unless specifically granted in the certificate of incorporation or otherwise. See Item 10 of our annual report on Form 20-F for the year ended December 31, 2002 “Additional Information — Memorandum and Articles of Association — Pre-emptive Rights.” At our annual general meeting on July 25, 2003 our shareholders resolved to waive their pre-emptive rights in relation to allotments of equity securities to existing shareholders. See “Recent Developments”.

•	Under English law, certain matters require the approval of 75% of the shareholders, including amendments to the memorandum and articles of association. This may make it more difficult for us to complete corporate transactions deemed advisable by the board of directors. Under US law, generally only majority shareholder approval is required to amend the certificate of incorporation or to approve other significant transactions. See “Item 10 of our annual report on Form 20-F for the year ended December 31, 2002 “Additional Information — Memorandum and Articles of Association — Description of Ordinary Shares — Voting Rights.”

•	Under English law, shareholders may be required to disclose information regarding their equity interests upon our request, and the failure to provide the required information could result in the loss or restriction of rights attaching to the shares including prohibitions on the transfer of the shares as well as restrictions on dividends and other payments. Comparable provisions generally do not exist under

US law. See Item 10 of our annual report on Form 20-F for the year ended December 31, 2002 “Additional Information — Memorandum and Articles of Association — Disclosure of Interests.”

US shareholders may not be able to enforce civil liabilities against us.

      A number of our directors and executive officers are non-residents of the US, and all or a substantial portion of the assets of such persons are located outside the US. As a result, it may not be possible for investors to effect service of process within the US upon such persons or to enforce against them judgments obtained in US courts predicated upon the civil liability provisions of the federal securities laws of the US. We have been advised by our English solicitors that there is doubt as to the enforceability in England in original actions, or in actions for enforcement of judgments of US courts, of civil liabilities to the extent predicated upon the federal securities laws of the US. See “Enforceability of Civil Liabilities” below.

Foreign currency fluctuations may affect our financial results or cause us to incur losses.

      We have operations in the UK, the US and Sweden and consequently have transactions mainly derived in pounds sterling, US dollars and Swedish kronor. We do not engage in hedging activities to restrict the risks of exchange rate fluctuations. As a result, changes in the relation of any such foreign currency to pounds sterling will affect our revenues and operating margins and may also affect the book value of our assets and the amount of shareholders’ equity.

      Following the exercise of the option to acquire the remaining US rights to Permax during 2002, we reassessed our functional currency and changed it to US dollars with effect from January 1, 2003 (being the beginning of the first fiscal year following the change) as the majority of our transactions, assets and liabilities are based in US dollars.

Holders of our ordinary shares or ADSs who are US residents may face adverse tax consequences.

      There is a risk that we will be classified as a passive foreign investment company, or PFIC. Our treatment as a PFIC could result in a reduction in the after-tax return to the holders of our ordinary shares or ADSs and would likely cause a reduction in the value of such shares. For US federal income tax purposes, we will be classified as a PFIC for any taxable year in which (i) 75% or more of our gross income is passive income or (ii) at least 50% of the average value of all of our assets for the taxable year produce or are held for the production of passive income. For this purpose, passive income includes dividends, interest, royalties, rents, annuities and the excess of gains over losses from the disposition of assets which produce passive income. Because we will receive interest income and may receive royalties, there is a risk that we will be declared a PFIC under the income test described above. In addition, as a result of our cash position, there is a risk under the asset test described above that we will be declared a PFIC in the event the price of our ordinary shares declines substantially. If we were determined to be a PFIC for US federal income tax purposes, highly complex rules would apply to US Holders owning ordinary shares. Accordingly, you are urged to consult your tax advisors regarding the application of such rules. However, because the determination of whether we are a PFIC is based upon the composition of our income and assets from time to time, this determination cannot be made with certainty until the end of the calendar year.

      US residents should carefully read Item 10 of our annual report on Form 20-F for the year ended December 31, 2002 “Additional Information — Taxation — Certain US Federal Income Tax Considerations” for a more complete discussion of the US federal income tax risks related to owning and disposing of our ordinary shares or ADSs.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US AND THIS OFFERING

      We have filed with the SEC a registration statement on Form F-3 under the US Securities Act of 1933 to register the ordinary shares offered by this prospectus. This prospectus does not contain all of the information included in the registration statement and the exhibits and the schedules to the registration statement. We strongly encourage you to read carefully the registration statement and the exhibits and the schedules to the registration statement.

      Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

      We file annual and special reports, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. Any materials filed with the SEC may be inspected without charge and copied at prescribed rates at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20459. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. This prospectus and subsequent public filings with the SEC will also be available on the website maintained by the SEC at http://www.sec.gov.

      The SEC allows us to “incorporate by reference” into this prospectus the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference in this prospectus the following documents:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2002, as amended by amendment no. 1 filed with the SEC on July 31, 2003 (Form 20-F, as so amended, is referred to in this prospectus as our “Form 20-F”);

•	the description of our ordinary shares contained in our registration statement on Form 8-A, filed with the SEC on March 19, 1993, including our annual report on Form 20-F for the fiscal year ended December 31, 2002 and any other amendment or report filed for the purpose of updating such description; and

•	our reports on Form 6-K, filed with the SEC on June 3, 2003 and August 11, 2003.

      All annual reports we file with the SEC pursuant to the US Securities Exchange Act of 1934 on Form 20-F after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of such documents. We may incorporate by reference any Form 6-K subsequently submitted to the SEC by identifying in such form that it is being incorporated by reference into this prospectus.

      You may request a copy of these filings, at no cost to you, by writing or telephoning us at Amarin Corporation plc, 7 Curzon Street, London W1J 5HG, England, Attention: General Counsel & Company Secretary, telephone +44-20-7499-9009. If you request a copy of any or all of the documents incorporated by reference, we will send you (including any beneficial owner) the copies you request. However, we will not send you exhibits to the documents, unless the exhibits are specifically incorporated by reference in the documents.

      We provide Citibank N.A., as depositary under the deposit agreement between us, Citibank and registered holders of the ADRs evidencing ADSs, with annual reports, including a review of operations, and annual audited consolidated financial statements prepared in conformity with UK GAAP, together with a reconciliation of net income/(loss) and total shareholders’ funds to US GAAP. Upon receipt of these reports, the depositary is obligated to promptly mail them to all record holders of ADSs. We also furnish to the depositary all notices of meetings of holders of ordinary shares and other reports and communications that are made generally available to holders of ordinary shares. The depositary undertakes to mail to all holders of ADSs a notice containing the information contained in any notice of a shareholders’ meeting received by the depositary, or a summary of such information. The depositary also undertakes to make available to all holders of ADSs such notices and all other reports and communications received by the depositary in the same manner as we make them available to holders of ordinary shares.

      You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. An offer is not being made, nor is a purchase being solicited, in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

      Some of the statements in this prospectus and incorporated by reference into this prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act and are subject to the safe harbor created by the US Private Securities Litigation Reform Act of 1995. We may make forward-looking statements in future filings with the SEC and in written material, press releases and oral statements issued by or on behalf of us. All statements other than statements of historical facts included in this prospectus, including statements regarding our intent, belief or current expectations or those of our management regarding various matters, or statements that include forward-looking terminology such as “may,” “will,” “should”, “believes,” “expects,” “anticipates,” “estimates,” “assumes,” “continues,” or similar expressions, are forward-looking statements. These forward-looking statements relate, among other things, to our future capital needs, our ability to further acquire marketable products, acceptance of our products by regulatory and governmental bodies, prescribers and end-users, competitive factors and our marketing and sales plans.

      Forward-looking statements are subject to risks and uncertainties, certain of which are beyond our control. Actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the factors described above under the heading “Risk Factors.” Some, but not all, of these factors are:

•	the timing of our future capital needs and our ability to raise additional capital when needed;

•	uncertainty of market acceptance of our products;

•	our ability to compete with other pharmaceutical companies;

•	our ability to develop or acquire new products;

•	problems with important third-party manufacturers on whom we rely;

•	our ability to attract and retain key personnel; and

•	implementation and enforcement of government regulations.

      This list of factors is not exhaustive and other risks and uncertainties may cause actual results to differ materially from those in forward-looking statements.

      All forward-looking statements in this prospectus are based on information available to us as of the date of this prospectus, reflect our current views with respect to future events and financial performance, speak only as of the date of this prospectus and are not intended to give any assurance as to future results. We expressly disclaim any obligation or undertaking to update or revise any forward-looking statements that may be made by us, or on our behalf, in this prospectus or otherwise, whether as a result of new information, future events or other reasons. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained here and throughout this prospectus. Because of these risks, uncertainties and assumptions, the forward-

looking events and circumstances discussed in this prospectus might not transpire and we caution investors not to place undue reliance on these forward-looking statements.

USE OF PROCEEDS

      All of the ordinary shares offered by this prospectus are being offered by the selling shareholders. The selling shareholders may sell all or any portion of these ordinary shares in one or more transactions in such a manner, at such prices and on such terms as they may determine. We will not receive any proceeds from sales of ordinary shares by the selling shareholders. However, we may receive proceeds from the sale of certain ordinary shares issuable upon the exercise of any warrants that may be exercised by certain of the selling shareholders.

CAPITALIZATION AND INDEBTEDNESS

      The following table sets forth unaudited consolidated short-term debt, long-term debt and capitalization, under UK GAAP, as at June 30, 2003. This table should be read in conjunction with our consolidated financial statements for the three years ended December 31, 2002 beginning on page F-1 of our annual report on Form 20-F for the year ended December 31, 2002, which is incorporated by reference in this prospectus. Both short- and long-term debt have been included in the calculation of our capitalization.

      As described under “Recent Developments” below, in August 2003 we restructured our obligations with Elan. As part of this restructuring, Elan was granted a fixed and floating charge over all of our assets, which has the effect of converting Elan from an unsecured to a secured creditor with regard to all of our obligations to Elan. In consideration of the obligations we undertook in this restructuring, Elan has agreed, among other things, to a moratorium on our debt and interest payments until December 31, 2003 and the full and final settlement of all debt and deferred payments due to Elan ($46.5 million at June 30, 2003).

      If we:

•	are unable or otherwise fail to pay Elan $30 million in cash by December 31, 2003 (or if, notwithstanding such payment, we are in default under our agreement with Lilly with respect to Permax or any of our agreements with Elan);

•	are in breach under any of our agreements with Elan for a period of 30 days after notice or suffer certain insolvency-related events; or

•	have not satisfied our $30 million payment obligations to Elan within five days after a third party acquires 50% or more of our voting stock or we experience a similar change of control,

then the full amount of the debt and deferred payments due to Elan ($46.5 million at June 30, 2003) will become payable upon demand and Elan will have full rights as a secured creditor. Elan will also be able to convert all or part of these obligations into ordinary shares of Amarin.

      The August 2003 restructuring with Elan effectively converts the portion of our debt and deferred obligations to Elan that was characterized as long-term debt at June 30, 2003 to short-term debt. The following table as at June 30, 2003 does not reflect our August 2003 restructuring with Elan.

unaudited
June 30, 2003

$’000
Total short-term debt — unsecured	12,500
Total short-term debt — secured	455

Total short-term debt	12,955

Long-term debt (excluding amounts due within one year):
Long-term debt — unsecured	34,000
Long-term debt — secured	311

Total long-term debt	34,311
Shareholders’ Equity:
Ordinary share capital	29,076
Share premium account	71,015
Merger reserve	(1,653)
Profit and loss account — deficit	(95,456)

Total shareholders’ equity	2,982

Total capitalization	50,248

SHARE CAPITAL

      As of December 31, 2002, our authorized share capital was £55,000,000 divided into 50,000,000 ordinary shares of £1 each and 5,000,000 3% cumulative convertible preference shares of £1 each. On January 1, 2002, 7,674,389 ordinary shares and 4,129,819 preference shares were issued and outstanding. On December 31, 2002, 9,838,158 ordinary shares and 2,000,000 preference shares were issued and outstanding. As of July 31, 2003, 17,939,786 ordinary shares and no preference shares were issued and outstanding. As all 4,129,819 of our previously issued preference shares have been converted into ordinary shares, those preference shares are deemed cancelled and we therefore have the ability to issue only an additional 870,181 preference shares. All of our issued ordinary shares and preference shares were on those dates, and are currently, fully paid, and our board of directors has issued all of our outstanding ordinary shares and preference shares subject to the due authorization of our shareholders. Neither we nor any of our subsidiaries hold ordinary shares, preference shares or ADSs.

      There were 3,372,546 ordinary shares issuable upon the exercise of outstanding options and warrants as of December 31, 2002. There were 3,651,568 ordinary shares issuable upon the exercise of outstanding options and warrants as of July 31, 2003. During the years ended December 31, 2002, 2001 and 2000, 34,000, 759,813 and 29,000 ordinary shares, respectively, were issued in respect of ordinary share options.

      In January 2003, we completed a private placement of 6,093,728 ordinary shares primarily to accredited investors in the US raising gross proceeds of approximately £13.2 million ($21.2 million). As part of the private placement, we issued warrants to acquire 313,234 ordinary shares to designees of the placement agent that assisted us in the private placement. The exercise price of the warrants is US$3.4785 per ordinary share. The warrants are not exercisable before January 27, 2004 and expire no later than January 26, 2008.

      In February 2003, 2,000,000 of our preference shares were converted into ordinary shares.

      During the year ended December 31, 2002, the nominal value of our ordinary shares was converted from 10p to £1 with ten ordinary shares of 10p each being consolidated into one ordinary share of £1 each and 2,129,819 of our preference shares were converted into ordinary shares.

      In 2001, 100,000 ordinary shares were issued to Lehman Brothers International (Europe) upon conversion of an unsecured loan note of US$500,000.

      During the year ended December 31, 2000, 3,833,333 ordinary shares were issued via a private placement and 650,797 ordinary shares were issued to Laxdale Limited as part consideration for acquisition of product rights. Further stock issuances and royalty payments on future sales of the product are contingent on the achievement of specified milestones in accordance with the license agreement. During the year ended December 31, 2000, 400,000 ordinary shares were issued to Schein Pharmaceuticals Inc. in part consideration of the termination of a multiproduct agreement.

      For more information on our share capital, please see our consolidated financial statements for the three years ended December 31, 2002 beginning on page F-1 of our annual report on Form 20-F for the year ended December 31, 2002 and Item 5 of our annual report on Form 20-F for the year ended December 31, 2002 “Operating and Financial Review and Prospects”. For more information on our options and warrants, please see our consolidated financial statements for the three years ended December 31, 2002 beginning on page F-1 of our annual report on Form 20-F for the year ended December 31, 2002 and Item 6 of our annual report on Form 20-F for the year ended December 31, 2002 “Directors, Senior Management and Employees.”

      For information regarding certain matters regarding our share capital that our shareholders voted on at our annual general meeting on July 25, 2003, please see “Recent Developments”.

RECENT PRICE HISTORY

      Our ADSs, evidenced by ADRs, are traded on the Nasdaq National Market, the principal trading market for our securities, under the symbol “AMRN”. There is no public trading market for our ordinary shares. The following table sets forth the range of high and low closing sale prices for the ADSs for the periods indicated, as reported by the Nasdaq National Market. These prices do not include retail mark-ups, markdowns, or commissions but give effect to a change in the number of ordinary shares represented by each ADS, implemented in both October 1998 and July 2002. Historical data in the table has been restated to take into account these changes.

	US$	US$
	High	Low

Fiscal Year Ended
August 31, 1998	30.00	1.00
December 31, 1998 (four months ended)	8.75	1.00
December 31, 1999	12.75	1.00
December 31, 2000	8.50	3.75
December 31, 2001	27.97	5.00
December 31, 2002	21.00	2.76
Fiscal Year Ended December 31, 2001
First Quarter	7.97	5.00
Second Quarter	10.46	6.50
Third Quarter	23.45	9.98
Fourth Quarter	27.97	15.85
Fiscal Year Ended December 31, 2002
First Quarter	21.00	12.18
Second Quarter	13.67	7.30
Third Quarter	8.55	2.76
Fourth Quarter	5.80	2.89
Quarter Ended March 31, 2003	4.13	2.46
Quarter Ended June 30, 2003	4.81	2.57
Six Months Ended July 31, 2003
February 28, 2003	3.50	2.84
March 31, 2003	2.71	2.46
April 30, 2003	3.07	2.57
May 31, 2003	4.81	2.75
June 30, 2003	4.22	2.92
July 31, 2003	3.37	3.17

      On August 11, 2003, the closing price of our ADSs as reported on the Nasdaq National Market was US$2.75 per ADS.

RECENT DEVELOPMENTS

      As reported in our annual report on Form 20-F for the year ended December 31, 2002, we completed a private placement of 6,093,728 ordinary shares on January 27, 2003, raising gross proceeds of approximately $21.2 million. As part of the private placement, we issued warrants to acquire 313,234 ordinary shares to designees of the placement agent that assisted us in the private placement. The warrants are exercisable at a price of $3.4785 per ordinary share after January 27, 2004 and no later than January 26, 2008. The ordinary shares sold in the private placement, and the ordinary shares issuable upon exercise of the warrants, are included in the offering described in this prospectus.

      In conjunction with our private placement in January 2003, we restructured a number of our obligations with Elan. In August 2003, we further restructured our obligations with Elan in order to give us until December 31, 2003 to raise sufficient capital to repay these obligations and fund our operations beyond the end of the year. We need to raise additional capital in order to repay Elan and to fund working capital beyond December 31, 2003. We may do so through such means as the issuance of further shares, the creation of convertible debt, or the disposal of certain assets, potentially including our primary care portfolio, our Swedish subsidiary, Amarin Development (Sweden) AB, or other assets. There is no assurance that our efforts to re-finance or fund our debt and other payment obligations or dispose of any of these assets will be successful. If our efforts are unsuccessful, we will not be able to meet our payment obligations due at December 31, 2003 or fund our business beyond December 31, 2003.

      As part of our August 2003 restructuring with Elan, we agreed to pay:

•	$30 million in cash to Elan no later than December 31, 2003; and

•	$10 million in Amarin’s ordinary shares (or, if our ADSs are then trading in excess of $6.00 per share, 1,666,667 ordinary shares) if and when annual net sales for Zelapar exceed $20 million.

      We also granted to Elan a fixed and floating charge over all of our assets, which has the effect of converting Elan from an unsecured to a secured creditor. Upon our payment of the $30 million to Elan on or before December 31, 2003, Elan’s fixed and floating charge over our assets will be reduced to $5 million. In consideration for our obligations, Elan agreed to:

•	a moratorium on our debt and interest payments until December 31, 2003;

•	the full and final settlement of all debt and deferred payments due to Elan ($46.5 million at June 30, 2003); and

•	the elimination of other existing option and milestone payments relating to Zelapar (presently totaling potentially up to $57.5 million).

      We have also agreed with Elan that if we:

•	are unable or otherwise fail to pay the $30 million in cash by December 31, 2003 (or if, notwithstanding such payment, we are in default under our agreement with Lilly with respect to Permax or any of our agreements with Elan);

•	are in breach under any of our agreements with Elan for a period of 30 days after notice or suffer certain insolvency-related events; or

•	have not satisfied our $30 million payment obligations to Elan within five days after a third party acquires 50% or more of our voting stock or we experience a similar change of control,

then the full amount of the debt and deferred payments due to Elan ($46.5 million at June 30, 2003) will become payable upon demand and Elan will have full rights as a secured creditor. Elan will also be able, at its sole option, subject to receipt of required shareholder or other approvals, to convert all or part of its debt and deferred payments into ordinary shares of Amarin at the then-current market price of our ADSs. We also agreed to use our best commercial efforts to obtain all necessary shareholder approvals and other consents to facilitate such a conversion and agreed to register Elan’s ordinary shares issued on such a conversion.

      Under the terms of our restructuring, our right to acquire Elan’s U.S. rights to Zelapar has been modified principally as follows:

•	all rights revert to Elan if we are unable or otherwise fail to pay the $30 million in cash by December 31, 2003 or (despite such payment) if we have suffered certain insolvency-related events, are in default under our agreement with Lilly for Permax or in default under any of our Elan agreements;

•	we will be deemed to have exercised our option for Zelapar (with no additional exercise price due) if we pay Elan the $30 million by year-end and no such defaults exist;

•	as indicated above, we have agreed to pay our milestone payment to Elan (if and when 12-month net sales of Zelapar exceed $20 million) in ordinary shares of Amarin; however, if a third party acquires 50% or more of our voting stock or we experience a similar change of control prior to the milestone becoming due, the milestone payment must be paid in cash at the higher of $10 million or the then-trading price of our ADSs multiplied by 1,666,667. In addition, if we do not obtain the approvals from shareholders or otherwise necessary to allot the ordinary shares, we must make the payment in cash;

•	we are obligated to pay all development costs incurred for Zelapar after December 31, 2002; and

•	we have agreed with Elan not to sell, assign or otherwise dispose of any Zelapar rights we may acquire without Elan’s prior consent.

      Our existing obligation to pay Elan a royalty of 12.5% on future sales of Zelapar continues, although the royalty rate may be reduced as described below.

      In conjunction with restructuring our obligations with Elan, we have undertaken to use our commercial best efforts (subject to the fiduciary obligations of our board of directors) to sell all or substantially all of our primary care portfolio and our Swedish subsidiary for upfront cash consideration of a reasonable sum and as expeditiously as is reasonably practicable. Unless we have paid Elan at least $30 million by December 31, 2003 and are otherwise in compliance with our agreements with Elan, we have agreed to apply at least 90% of the net proceeds of any of these asset sales, or from the issuance before year-end of equity securities, warrants to acquire equity securities or debt convertible into equity securities, as follows:

•	to Elan a non-refundable sum of $5 million;

•	to Elan toward amounts payable in connection with our Permax acquisition;

•	to Elan in prepayment of the $6.5 million due in respect of the Carnrick line of products;

•	to Elan in respect of any loan amounts outstanding or other obligations due Elan; and

•	as we in our discretion may think fit.

      We also have agreed with Elan that we will pay it up to $10 million from net proceeds from the sale of our primary care portfolio, our Swedish subsidiary or equity-related financings that we receive after our obligations with respect to Permax and the Carnrick line of products have been satisfied. We will not be obligated to make such a payment unless the total net proceeds we receive from such sales and financings on or prior to June 30, 2004 (including prior to satisfaction of our Permax and Carnrick obligations) exceed $40 million, in which case the payment will equal one-half (up to $10 million) of the amount by which the total net proceeds exceed $40 million. Any such payment will have the effect of reducing our royalty obligations with respect to Zelapar by one-half of 1% for each $1 million paid to Elan (or from 12.5% to no less than 7.5%).

      As part of our agreement with Elan, we granted Elan the additional right, at its option but subject to receipt of required shareholder or other approvals, to convert the amount due Elan with respect to the Carnrick line of products into ordinary shares at a conversion price of $5.00 per share. The option is not exercisable prior to January 1, 2004. Elan also has the right, at any time this option could be exercised, to require instead that we pay to it the greater of $6.5 million and the product of 1.3 million times the 30-day trading price of our ADSs in satisfaction of our Carnrick obligations to Elan.

      As reported in our annual report on Form 20-F for the year ended December 31, 2002, and our reports on Form 6-K filed on June 3, 2003 and August 11, 2003, revenues from Permax have been in decline since year-end, due to the impact of the generic version of the product launched in December 2002 and the change (and the circumstances surrounding the change) to the Permax label to include the potential risk of valvular heart disease. We anticipate a second generic product to be launched in September 2003. For the quarter ended March 31, 2003, total prescriptions of Permax fell by approximately 44% when compared to the comparable period of the year 2002, which is at the higher end of our range of expectations. As a result of this reduction in patient demand, we booked provisions totaling approximately $7.3 million for the quarter ended March 31, 2003 to cover the risk of returns, rebates and inventory losses. During the quarter ended June 30, 2003, we continued to experience significant generic competition to Permax and a further reduction in inventory levels at wholesalers. Sales of Permax declined to $0.1 million for the quarter ended June 30, 2003 compared to $15.2 million in the comparable period of the year 2002. Additionally, we recently received two notices of claims of personal injury and/or death from valvular heart disease allegedly associated with Permax. We cannot predict whether litigation will follow, or the outcome of any such litigation. We intend to take all appropriate action to protect our interests with respect to these claims. See Item 5 of our annual report on Form 20-F for the year ended December 31, 2002 “Operating and Financial Review and Prospects — Trend Information” and “Risk Factors — Our products may not be able to compete effectively against those of our competitors” in this prospectus.

      In March 2003, we entered into an agreement with F. Hoffmann-La Roche Ltd. and Hoffmann-La Roche Inc. to acquire worldwide rights to a pharmaceutical product containing tolcapone for the treatment of Parkinson’s disease. Consummating that acquisition is contingent on a number of conditions, including, among others, our receiving results of a recently completed clinical study and having sufficient funds on-hand to complete the acquisition. If consummated, we would be required to make an upfront payment of US$12.5 million and subsequent milestone payments contingent upon reaching certain net sales milestones in the US and other territories. The acquisition of this product, or any other product, will require funding, which could take the form of an equity offering, debt issuance or other form of financing. There is no assurance that such funds will be available. See Item 4 of our annual report on Form 20-F for the year ended December 31, 2002 “Information on the Company — History and Development of the Company.”

      At our annual general meeting on July 25, 2003, our shareholders approved, among other things:

•	the re-election of Mr. John Groom and Mr. Hubert Huckel, who retired by rotation and offered themselves for re-election as our directors;

•	an amendment of our 2002 Stock Option Plan by increasing the limit on the number of shares issued or issuable under all stock options granted under the 2002 Stock Option Plan from 2,000,000 to 4,000,000 ordinary shares;

•	an increase in our authorized share capital from £55,000,000 to £100,000,000 by the creation of 45,000,000 ordinary shares;

•	an authorization for our directors to allot new securities up to an aggregate nominal amount of £77,068,114 for a period expiring five years from the date of the meeting; and

•	the disapplication of their statutory pre-emptive rights in relation to allotments of equity securities to existing shareholders.

      Effective with our annual meeting, Mr. James Gale retired from his position as one of our directors.

      In addition, our directors used our annual general meeting as a platform to update our shareholders of the progress being made to strengthen our balance sheet and/or to reschedule our debt, as required by section 142(1) Companies Act 1985 from the directors of a public company where the net assets of such company are half or less of its called-up share capital.

      We urge you to review more generally our annual report on Form 20-F for the year ended December 31, 2002, incorporated herein by reference (including the consolidated financial statements beginning at page F-1 thereof), for a description of recent material events relating to our business, including material changes in our affairs that have occurred since December 31, 2002, the end of the most recent fiscal year for which audited financial statements are available. We also urge you to review our reports on Form 6-K filed on June 3, 2003 and August 11, 2003, which include unaudited reports on the quarters ended March 31, 2003 and June 30, 2003, respectively. You should also refer to the information included in this prospectus, including “Risk Factors” beginning on page 1.

SELLING SHAREHOLDERS

      The selling shareholders are offering up to 11,060,781 ordinary shares in connection with this offering. The following table sets forth certain information provided to us by the selling shareholders regarding the securities beneficially owned by such selling shareholders. To our knowledge, each of the selling shareholders has sole investment power and sole voting power, except where joint ownership is indicated.

					Amount of
					Ordinary Shares	Percentage of
	Ordinary Shares		Percentage of		to be Owned	Ordinary Shares
	Beneficially		Ordinary Shares		Upon	to be Owned
	Owned Prior to		Owned Prior to	Ordinary Shares	Completion of	Upon Completion
Selling Shareholder	Offering		Offering(1)	to be Offered	Offering	of Offering

Clarion Capital Corporation(2)	100,000		*	100,000	0	*
1801 East Ninth Street Suite 1120 Cleveland, Ohio 44114 USA

Clarion Offshore Fund, Ltd.(2)	25,000		*	25,000	0	*
1801 East Ninth Street Suite 1120 Cleveland, Ohio 44114 USA

Clarion Partners, L.P.(2)	25,000		*	25,000	0	*
1801 East Ninth Street Suite 1120 Cleveland, Ohio 44114 USA

Michael D. Coffee(3)	236,440	(4)	1.28%	10,000	226,440	1.22%
100 Via Los Altos Tiburon, CA 94920 USA

The Cohen Family Trust 2001	75,715	(5)	*	75,715	0	*
Leonard H. Cohen & Linda C. Cohen Trustees UTD 9/28/01 35 Linda Vista Orinda, CA 94563-2310 USA

Elan International Services Ltd.(6)	4,529,819		24.78%	4,529,819	0	*
102 St James Court Flatts Smiths FL04 Bermuda

Essex Woodlands Health Ventures Fund V, LP(7)	2,012,361	(8)	11.01%	2,012,361	0	*
10001 Woodloch Forest Drive Suite 175 The Woodlands, TX 77380 USA

Edward R. Gomoll & Linda C. Gomoll JTWROS	76,715	(9)	*	75,715	1,000	*
211 Helens Lane Mill Valley, CA 94941 USA

Steven T. Guillen(10)	105,046	(11)	*	7,819	97,227	*
334 Blackfield Drive Tiburon, CA 94920 USA

					Amount of
					Ordinary Shares	Percentage of
	Ordinary Shares		Percentage of		to be Owned	Ordinary Shares
	Beneficially		Ordinary Shares		Upon	to be Owned
	Owned Prior to		Owned Prior to	Ordinary Shares	Completion of	Upon Completion
Selling Shareholder	Offering		Offering(1)	to be Offered	Offering	of Offering

Horizon Waves & Co., as nominee for the Smith Barney Fundamental Value Fund(12)	1,779,145	(13)	9.73%	862,440	916,705	5.01%
State Street Bank and Trust A/C N46A — Smith Barney Fundamental Value Fund P.O. Box 1716 Boston, MA 02105-1713 USA

Michael R. Jacks(14)	2,188	(5)	*	2,188	0	*
c/o The Shemano Group 601 California Street #1150 San Francisco, CA 94108 USA

Donald R. Joseph & Sheri T. Joseph(15)	124,700	(16)	*	10,000	114,700	*
135 Porto Marino Drive Tiburon, CA 94920 USA

Simon G. Kukes	1,248,145	(17)	6.83%	574,960	673,185	3.68%
Apt. 4A 106 Central Park South New York, NY 10019 USA

Mildesa Ventures Inc.	862,440		5.26%	862,440	0	*
P.O. Box 3152 Road Town Tortola British Virgin Islands

Monksland Holdings B.V.(6)	124,000	(18)	*	124,000	0	*
Rivierstaete Office Building 6th Floor Amsteldijk 166 1079 LH Amsterdam The Netherlands

MPM Bioequities Master Fund, L.P.(19)	428,993		2.35%	428,993	0	*
601 Gateway Blvd. Suite 350 South San Francisco, CA 94080 USA

MPM Bioequities GmbH & Co KG(19)	2,227		*	2,227	0	*
601 Gateway Blvd. Suite 350 South San Francisco, CA 94080 USA

Pacific Asset Partners	115,000		*	115,000	0	*
222 Kearney Street Suite 204 San Francisco, CA 94108 USA

					Amount of
					Ordinary Shares	Percentage of
	Ordinary Shares		Percentage of		to be Owned	Ordinary Shares
	Beneficially		Ordinary Shares		Upon	to be Owned
	Owned Prior to		Owned Prior to	Ordinary Shares	Completion of	Upon Completion
Selling Shareholder	Offering		Offering(1)	to be Offered	Offering	of Offering

Pequot Healthcare Fund, L.P.(20)	285,000		1.56%	285,000	0	*
c/o Pequot Capital Management, Inc. 500 Nyala Farm Road Westport, CT 06880 USA

Pequot Healthcare Institutional Fund, L.P.(20)	112,500		*	112,500	0	*
c/o Pequot Capital Management, Inc. 500 Nyala Farm Road Westport, CT 06880 USA

Pequot Healthcare Offshore Fund, Inc.(20)	352,500		1.93%	352,500	0	*
c/o Pequot Capital Management, Inc. 500 Nyala Farm Road Westport, CT 06880 USA

Porter Partners, L.P.	125,000		*	125,000	0	*
300 Drakes Landing Road Suite 175 Greenbrae, CA 94904 USA

Security Research Associates, Inc.(21)	12,500	(22)	*	3,000	9,500	*
80 E. Sir Francis Drake Boulevard Suite 3F Larkspur, CA 94939 USA

Gary J. Shemano(14)	2,187	(5)	*	2,187	0	*
c/o The Shemano Group 601 California St. #1150 San Francisco, CA 94108 USA

Jeffery D. and Peyton Z. Stein	5,000	(5)	*	5,000	0	*
Revocable Trust 98 Lagoon Road Belvedere, CA 94920 USA

Richard A. B. Stewart(23)	410,000	(24)	2.19%	10,000	400,000	2.14%
28 St George’s Road Twickenham TW1 1QR UK

Brian and Suzanne Swift 1991 Living Trust(25)	161,929	(26)	*	149,429	9,500	*
Brian G. Swift and Suzanne B. Swift Trustees UTD 3/13/91 80 E. Sir Francis Drake Boulevard Suite 3F Larkspur, CA 94939 USA

Amount of
				Ordinary Shares	Percentage of
	Ordinary Shares	Percentage of		to be Owned	Ordinary Shares
	Beneficially	Ordinary Shares		Upon	to be Owned
	Owned Prior to	Owned Prior to	Ordinary Shares	Completion of	Upon Completion
Selling Shareholder	Offering	Offering(1)	to be Offered	Offering	of Offering

Enza Vitiello 38 Coral Court Staten Island, NY 10308 USA	28,748	*	28,748	0	*

Scott Ziegler(27)	175,510	*	143,740	31,770	*
Ziegler, Ziegler & Associates LLP 570 Lexington Avenue New York, NY 10022 USA

*	Less than one percent

(1)	This information is based on 17,939,786 ordinary shares outstanding as of July 31, 2003 and warrants outstanding as of July 31, 2003 to purchase 343,234 ordinary shares.

(2)	According to Clarion Capital Corporation, Clarion Offshore Fund, Ltd. and Clarion Partners, L.P., Morton A. Cohen has sole voting power and investment power for each of Clarion Capital Corporation, Clarion Offshore Fund, Ltd. and Clarion Partners, L.P. and Mr. Cohen is the chairman of Clarion Capital Corporation, the investment manager for Clarion Offshore Fund, Ltd. and the general partner of Clarion Partners, L.P.

(3)	Michael D. Coffee is our President and Chief Operating Officer and a member of our board of directors. Mr. Coffee is also President, Chief Operating Officer and a director of our subsidiary Amarin Pharmaceuticals Inc. Mr. Coffee was assigned by Elan in January 2001 to serve as our President and Chief Operating Officer.

(4)	Includes options to purchase 226,440 ordinary shares, which options are exercisable on or before October 31, 2003.

(5)	Consists of ordinary shares issuable upon the exercise of warrants issued by us in connection with the private placement of 6,093,728 of our ordinary shares in January 2003. We issued warrants to acquire a total of 313,234 ordinary shares to designees of the placement agent that assisted us in the private placement. The warrants are not exercisable before January 27, 2004 and expire no later than January 26, 2008.

(6)	According to Elan Corporation plc, Elan International Services, Ltd. and Monksland Holdings B.V. may cooperate with each other and/or with Elan Corporation, plc and/or its affiliates, in the acquisition, holding or disposal of some or all of their ordinary shares or ADSs. Elan does not act with any unaffiliated third party in such a capacity. In May 2001, we entered into an exclusive US marketing and distribution agreement with Elan Pharmaceuticals Inc. to acquire the rights to market Permax in the US and an option to acquire Elan’s remaining rights in the US to Permax. In June 2001, we entered into an exclusive option agreement with Elan Pharma International Limited to acquire the US rights to Zelapar. In March 2002, we exercised our option to acquire the remaining rights to Permax. In January 2003, we restructured various payment obligations and entered into certain other agreements with Elan. For a description of these, and other, transactions between us and Elan, please see “Recent Developments” above and our annual report on Form 20-F for the year ended December 31, 2002. Additionally, certain of our officers and directors have previously worked with Elan. For a description of these relationships between our officers and directors and Elan, please see our annual report on Form 20-F for the year ended December 31, 2002.

(7)	In conjunction with the private placement of 6,093,728 of our ordinary shares in January 2003, we have agreed to nominate a designee of Essex Woodlands Health Ventures Fund V, LP for a seat on our board of directors at our next annual general meeting of shareholders.

(8)	According to Essex Woodlands Health Ventures Fund V, LP, it acts together with its general partner, Essex Woodlands Health Ventures Fund V, LLC, and the managing directors of the general partner, Martin P. Sutter, James L. Currie, Immanuel Thangaraj and Douglas Eplett, in acquiring, holding or disposing of ordinary shares. The members of Essex Woodlands Health Ventures Fund V, LLC disclaim beneficial ownership of the ordinary shares held by Essex Woodlands Health Ventures Fund V, LP.

(9)	Includes 75,715 ordinary shares issuable upon the exercise of warrants issued by us in connection with the private placement of 6,093,728 of our ordinary shares in January 2003. We issued warrants to acquire a total of 313,234 ordinary shares to designees of the placement agent that assisted us in the private placement. The warrants are not exercisable before January 27, 2004 and expire no later than January 26, 2008.

(10)	Steven T. Guillen is Vice President, Sales and Marketing director of Amarin Pharmaceuticals, Inc.

(11)	Includes options to purchase 97,227 ordinary shares, which options are exercisable on or before October 31, 2003.

(12)	According to Horizon Waves & Co., Horizon Waves & Co. is the nominee used by Smith Barney Fundamental Value Fund to register the ordinary shares. The Smith Barney Fundamental Value Fund is a mutual fund controlled by Citigroup Inc.

(13)	Includes 888,140 ADSs beneficially held by Smith Barney Fund Management Inc. and 28,565 ADSs beneficially held by Citigroup Global Markets Inc. (formerly known as Salomon Smith Barney Inc.). Smith Barney Fund Management Inc. and Citigroup Global Markets Inc. are subsidiaries of Citigroup Inc. Therefore, Citigroup Inc. may be deemed to be the beneficial owner of these securities.

(14)	According to Security Research Associates, Inc, The Shemano Group assisted Security Research Associates, Inc. in the placing of certain of our ordinary shares in connection with the January 2003 private placement of 6,093,728 of our ordinary shares. Michael Jacks is a Partner in The Shemano Group and Garry J. Shemano is the Chairman of the Board of The Shemano Group.

(15)	Donald R. Joseph is our Executive Vice President, Commercial Development and a member of our executive committee. Mr. Joseph is also Executive Vice President, Legal and Commercial Development, a director and Secretary of Amarin Pharmaceuticals, Inc. Mr. Joseph served as Senior Vice President, Commercial and Legal Affairs for Elan Pharmaceuticals Inc. prior to joining us in July 2001.

(16)	Includes 1,500 ADSs and options to purchase 113,200 ordinary shares, which options are exercisable on or before October 31, 2003.

(17)	Includes 657,995 ADSs of which Simon and Clara Kukes are the beneficial holders, and 15,190 ADSs of which Simon G. Kukes is the beneficial holder.

(18)	Includes 70,000 ordinary shares and 54,000 ADSs acquired in open market purchases.

(19)	According to MPM Bioequities Master Fund, L.P. and MPM Bioequities GmbH & Co. KG, MPM Bioequities Adviser, LLC is the investment adviser to each of MPM Bioequities Master Fund, L.P. and MPM Bioequities GmbH & Co. KG and has voting and dispositive powers over ordinary shares held by each of them. MPM Bioequities Adviser, LLC disclaims beneficial ownership of the ordinary shares held by MPM Bioequities Master Fund, L.P. and MPM Bioequities GmbH & Co. KG.

(20)	According to Pequot Healthcare Fund, L.P., Pequot Healthcare Institutional Fund, L.P. and Pequot Healthcare Offshore Fund, Inc., Pequot Capital Management, Inc. has voting and dispositive powers over ordinary shares held by each of Pequot Healthcare Fund, L.P., Pequot Healthcare Institutional Fund, L.P. and Pequot Healthcare Offshore Fund, Inc.

(21)	Security Research Associates, Inc. acted as our placement agent in connection with the January 2003 private placement of 6,093,728 of our ordinary shares.

(22)	Includes 3,000 ordinary shares issuable upon the exercise of warrants issued by us in connection with the private placement of 6,093,728 of our ordinary shares in January 2003. We issued warrants to acquire a total of 313,234 ordinary shares to designees of Security Research Associates, Inc., the placement agent that assisted us in the private placement. The warrants are not exercisable before January 27,

2004 and expire no later than January 26, 2008. Also includes 2,500 ADSs held in the Security Research Associates, Inc. proprietary trading account and 7,000 ADSs held by the Security Research Associates, Inc. Employees Retirement Plan Trust.

(23)	Richard A.B. Stewart is our Chief Executive Officer.

(24)	Includes options to purchase 400,000 ordinary shares, which options are exercisable on or before October 31, 2003.

(25)	Brian G. Swift is the chairman and chief executive officer of Security Research Associates, Inc. See footnote 21.

(26)	Includes 149,429 ordinary shares issuable upon the exercise of warrants issued by us in connection with the private placement of 6,093,728 of our ordinary shares in January 2003. We issued warrants to acquire a total of 313,234 ordinary shares to designees of Security Research Associates, Inc., the placement agent that assisted us in the private placement. The warrants are not exercisable before January 27, 2004 and expire no later than January 26, 2008. Also includes 2,500 ADSs held in the Security Research Associates, Inc. proprietary trading account, 3,000 ordinary shares issuable upon the exercise of warrants held by Security Research Associates, Inc. and 7,000 ADSs held by the Security Research Associates, Inc. Employees Retirement Plan Trust.

(27)	Mr. Ziegler was one of our directors from December 10, 1999 until May 29, 2001. Mr. Ziegler is a partner of the law firm Ziegler, Ziegler & Associates LLP which provides legal services to us. Mr. Ziegler no longer holds any position with us.

      To our knowledge, other than their ownership of the securities described in the above table and except as set forth above, none of the selling shareholders has or has had within the past three years any position, office or other material relationship with us.

PLAN OF DISTRIBUTION

      We are registering the ordinary shares on behalf of the selling shareholders. As used in this prospectus, selling shareholders include donees and pledgees selling ordinary shares received from a selling shareholder after the date of this prospectus. Selling shareholders may effect sales of ordinary shares from time to time in one or more types of private transactions at negotiated prices or such other prices as the selling shareholders determine. Alternatively, if any of the selling shareholders deposit their ordinary shares in our ADR facility, such selling shareholders may from time to time effect sales of ADSs representing ordinary shares in one or more types of transactions on the Nasdaq National Market, which may include block transactions, in the over-the-counter market, in negotiated transactions, through options transactions relating to the ADSs, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Selling shareholders also may resell all or a portion of their ordinary shares or ADSs representing ordinary shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such rule. Any of the transactions described above may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of ordinary shares or ADSs representing ordinary shares by the selling shareholders.

      The selling shareholders may effect sale transactions by selling ordinary shares or ADSs representing ordinary shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of ordinary shares or ADSs representing ordinary shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions.

      The selling shareholders and any broker-dealers that act in connection with the sale of ordinary shares or ADSs representing ordinary shares might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the ordinary shares or ADSs sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify the selling shareholders against certain liabilities, including liabilities arising under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the ordinary shares or ADSs against certain liabilities, including liabilities arising under the Securities Act.

      Because selling shareholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act may apply to their sales in the market. Regulation M generally provides that, during an offering by selling shareholders, such shareholders may not bid for, purchase, or attempt to induce any person to bid for or purchase, the securities being offered.

      Upon a selling shareholder notifying us that he, she or it has entered into any material arrangement with a broker-dealer for the sale of ordinary shares or ADSs through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

•	the name of each such selling shareholder and of the participating broker-dealer(s);

•	the number of ordinary shares or ADSs involved;

•	the price at which such ordinary shares or ADSs were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	that such broker-dealers(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction.

      Notwithstanding the inclusion of its securities in this prospectus, Elan has agreed with us not to sell, with limited exceptions, its ordinary shares or ADSs until October 1, 2003. See Item 7 of our annual report on Form 20-F for the year ended December 31, 2002 “Major Shareholders and Related Party Transactions — Related Party Transactions — Restructuring of Elan Obligations” and this prospectus “Recent Developments.”

DESCRIPTION OF SECURITIES

Description of Ordinary Shares

      Please see the description of our memorandum and articles of association in our annual report on Form 20-F for the year ended December 31, 2002 for a summary description of our ordinary shares. The summary description of our memorandum and articles of association in our annual report on Form 20-F and the other information in this prospectus are not complete and you should refer to the full text of our memorandum and articles of association, copies of which have been filed with the SEC. Please see “Where You Can find More information About Us and this Offering” above to understand how you can obtain a copy of our memorandum and articles of association and other information.

      For those ordinary shares that have been deposited in our ADR facility, Citibank, N.A., as depositary, is deemed the shareholder.

Description of American Depositary Receipts and American Depositary Shares

      Citibank has agreed to act as the depositary bank for our ADSs pursuant to its deposit agreement with us. The depositary offices of Citibank are located at 111 Wall Street, New York, New York 10005. ADSs represent ownership interests in securities that are on deposit with the depositary bank. ADSs are represented by ADR certificates. The depositary bank typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is the London office of Citibank, located at Citibank UK, 25 Molesworth, Lewisham, SE17 7EX, UK.

      A copy of the deposit agreement is on file with the SEC. Please see “Where You Can find More information About Us and this Offering” above to understand how you can obtain a copy of the deposit agreement and other information.

      We are providing you with a summary description of the material terms of the ADSs and of the material rights of owners of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that a holder’s rights and obligations as an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. If you intend to hold ADSs, we urge you to review the deposit agreement in its entirety.

      Each ADS represents one ordinary share on deposit with the custodian. An ADS will also represent any other property received by the depositary bank or the custodian on behalf of the owner of the ADSs but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations.

      If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of the ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as an owner of ADSs and those of the depositary bank. As an ADS holder you appoint the depositary bank to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of ordinary shares will continue to be governed by the laws of England, which may be different from the laws in the United States.

      As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name or through a brokerage or safekeeping account. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Please consult with your broker or bank to determine what those procedures are. This summary description assumes you have opted to own the ADSs directly by means of an ADR registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

     Dividends and Distributions

      As a holder, you generally have the right to receive the distributions we make on the ordinary shares deposited with the custodian bank. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of a specified record date.

     Distributions of Cash

      Upon receipt of a cash dividend or other cash distribution, the depositary bank will arrange for the funds to be converted into US dollars and for the distribution of the US dollars to the holders, subject to applicable laws and regulations.

      The conversion into US dollars will take place only if this can be done on a reasonable basis, in the judgment of the depositary bank, and if the US dollars are transferable to the United States. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will apply the same method for distributing the proceeds of the sale of any property, such as undistributed rights, held by the custodian in respect of ordinary shares on deposit.

     Distributions of Shares

      Upon receipt of a free distribution of ordinary shares, the depositary bank will either distribute to holders new ADSs representing the ordinary shares deposited with the custodian or modify the ADS to ordinary shares ratio, in which case each ADS you hold will represent rights and interests in the additional ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

      The distribution of new ADSs or the modification of the ADS-to-share ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary bank may sell all or a portion of the new ordinary shares so distributed.

      No such distribution of new ADSs will be made if it would violate the United States securities laws or other applicable law. If the depositary bank does not distribute new ADSs or change the ADS ratio as described above, it may sell the ordinary shares received and distribute the proceeds of the sale as in the case of a distribution of cash.

     Distributions of Rights

      In the event that we distribute rights to purchase additional ordinary shares, the depositary bank will determine whether it is lawful and feasible to distribute rights to purchase additional ADSs to holders.

      The depositary bank will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and feasible to make the rights available to holders of ADSs. We may be required to provide certain documentation contemplated in the deposit agreement, such as opinions to address the lawfulness of the transaction. You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights.

      The depositary bank will not distribute the rights to you if:

•	it is not lawful or feasible to distribute the rights;

•	we fail to deliver satisfactory documents to the depositary bank; or

•	it appears that the rights are about to lapse.

      The depositary bank will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary bank is unable to sell the rights, it will allow the rights to lapse.

     Other Distributions

      If we distribute property other than cash, ordinary shares or rights to purchase additional ordinary shares, and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will distribute the property to the holders in a manner it deems equitable and practicable.

      The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary bank may sell all or a portion of the property received.

      If in the opinion of the depositary bank a distribution is not feasible, it will not distribute the property to you and may sell the property with our reasonable approval.

      The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Changes Affecting Ordinary Shares

      The ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split, cancellation, consolidation or reclassification of such ordinary shares or the ordinary shares may be affected by a recapitalization, reorganization, merger, consolidation or sale of assets affecting us or to which we are a party.

      If any such change were to occur, your ADSs would represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary bank may in such circumstances deliver new ADSs to you or call for the exchange of your existing ADSs for new ADSs. If the depositary bank may not lawfully distribute such property to you, the depositary bank may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

     Issuance of ADSs upon Deposit of Ordinary Shares

      The depositary bank may create ADSs on your behalf if you or your broker deposit ordinary shares with the custodian. Under the terms of the deposit agreement, the depositary bank is not required to deliver ADSs to any person until the payment of any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the custodian. Your ability to deposit ordinary shares and receive ADSs may be limited by US and UK legal considerations applicable at the time of deposit. Ordinary shares will not be accepted for deposit until the depositary bank receives evidence that there has been compliance with English currency exchange regulations. The depositary bank will only issue ADSs in whole numbers.

      When you make a deposit of ordinary shares, you will be responsible for transferring good and valid title to the depositary bank. As such, you will be deemed to represent and warrant that:

•	the ordinary shares are validly issued, fully paid and non-assessable;

•	all pre-emptive rights, if any, with respect to such ordinary shares have been validly waived or exercised;

•	you are duly authorized to deposit the ordinary shares;

•	the ordinary shares presented for deposit are not “restricted securities” as defined in the deposit agreement; and

•	the ordinary shares presented for deposit are not liable to disenfranchisement or disposal by us under our articles of association.

     Withdrawal of Shares Upon Cancellation of ADSs

      As a holder, you will be entitled to present your ADSs to the depositary bank for cancellation and then receive the corresponding number of underlying ordinary shares at the custodian’s offices. Your ability to withdraw the ordinary shares may be limited by US and UK law considerations applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable in connection with the surrender and withdrawal. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

      If you hold an ADS registered in your name, the depositary bank may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary bank may deem appropriate before it will cancel your ADSs. The withdrawal of the ordinary shares represented by your ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary bank will only accept ADSs for cancellation that represent a whole number of ordinary shares on deposit.

      You will have the right to withdraw the ordinary shares represented by your ADSs at any time except for:

•	temporary delays that may arise because the transfer books for the ordinary shares or ADSs are closed, or ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends;

•	obligations to pay fees, taxes and similar charges; or

•	restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of ordinary shares on deposit.

      The deposit agreement may not be modified to impair your right to withdraw the ordinary shares represented by your ADSs.

     Voting Rights

      As a holder, you generally have the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the ordinary shares represented by your ADSs. The voting rights of holders of ordinary shares are described in Item 10 of our annual report on Form 20-F for the year ended December 31, 2002 “Additional Information — Memorandum and Articles of Association — Description of Ordinary Shares — Voting Rights.”

      The depositary bank will mail to you any notice of shareholders’ meeting received from us, together with a statement that holders will be entitled to instruct the depositary bank as to the exercise of voting rights of the ordinary shares represented by ADSs, and information explaining how to give such instructions.

      If the depositary bank timely receives voting instructions from a holder of ADSs, it will endeavor to vote or cause the custodian to vote the ordinary shares represented by the holder’s ADSs in accordance with such voting instructions.

      If a poll is duly demanded and if no such instructions are received, the depositary bank will deem the holders to have granted a discretionary proxy to the person designated by us, unless we request otherwise. However, no discretionary proxy will be deemed granted for any proposition:

•	that involves the solicitation of opposing proxies or other substantial opposition; or

•	that authorizes a merger, consolidation or other matter that may materially affect the rights and privileges of the holders of ordinary shares or ADSs.

      In general, proxies may be voted only if a vote on a poll is duly demanded. See Item 10 of our annual report on Form 20-F for the year ended December 31, 2002 “Additional Information — Memorandum and Articles of Association — Description of Ordinary Shares — Voting Rights.” The depositary bank will not join in demanding a vote on a poll unless instructed by at least two holders or holders owning at least 10% of the voting interests of all holders. If a poll is not demanded, the depositary bank shall follow the instructions of a majority in interest of the holders.

      Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations, the terms of our articles and memorandum of association, and the terms of the ordinary shares on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary bank in a timely manner.

     Fees and Charges

      As an ADS holder, you will be required to pay the following service fees to the Depositary Bank:

Service	Fees

Issuance of ADSs	Up to 5¢ per ADS issued (or portion thereof)
Cancellation of ADSs	Up to 5¢ per ADS canceled (or portion thereof)

      As an ADS holder you will also be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges such as:

•	fees for the transfer and registration of ordinary shares charged by the registrar and transfer agent for the ordinary shares in England (i.e., upon deposit and withdrawal of ordinary shares);

•	expenses incurred for converting foreign currency into US dollars;

•	expenses for cable, telex and fax transmissions and for delivery of ordinary shares; and

•	taxes and duties upon the transfer of ordinary shares (i.e., when ordinary shares are deposited or withdrawn from deposit).

      As described in “Offering Expenses” below, we have agreed with the selling shareholders to pay certain fees and taxes in connection with the initial issuances to the selling shareholders of ADSs. We have agreed to pay certain other charges and expenses of the depositary bank. The fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary bank.

     Amendments and Termination

      We may agree with the depositary bank to modify the deposit agreement at any time without your consent. We undertake to give holders three months prior notice of any modifications that would prejudice any substantial rights of the holders under the deposit agreement. We will not consider to be prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay.

      You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to impair your right to withdraw the ordinary shares represented by your ADSs.

      We have the right to direct the depositary bank to terminate the deposit agreement. Similarly, the depositary bank may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary bank must give notice to the holders at least 30 days before termination.

      Upon termination, the following will occur under the deposit agreement:

•	for a period of six months after termination, you will be able to request the cancellation of your ADSs and the withdrawal of the ordinary shares represented by your ADSs and the delivery of all other property held by the depositary bank in respect of those ordinary shares on the same terms as prior to the termination. During such six months’ period the depositary bank will continue to collect all distributions received on the ordinary shares on deposit (i.e., dividends) but will not distribute any such property to you until you request the cancellation of your ADSs; and

•	after the expiration of such six months’ period, the depositary bank may sell the ordinary shares held on deposit. The depositary bank will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding.

     Books of Depositary

      The depositary bank will maintain ADR holder records at its depositary office. You may inspect such records at such office at reasonable times, provided that such inspection shall not be for the purpose of communicating with other holders in the interest of a business or object other than our business or a matter related to the deposit agreement or the ADRs.

      The depositary bank will maintain in New York City facilities to record and process the execution, delivery, registration, transfer and surrender of ADRs. These facilities may be closed from time to time when deemed expedient by the depositary bank, or at our request.

     Limitations on Obligations and Liabilities

      The deposit agreement limits our obligations and the depositary bank’s obligations to you. Please note the following:

•	we and the depositary bank are obligated only to use our best judgment and good faith in performing the duties specifically stated in the deposit agreement without negligence or bad faith;

•	the depositary bank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith;

•	we and the depositary bank will not be obligated to appear in, prosecute or defend any lawsuit or other proceeding concerning the ADRs or ordinary shares unless satisfactory indemnity is provided against all expenses and liabilities; and

•	we and the depositary bank disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting ordinary shares for deposit, any holder of ADSs, or any other person believed by either of us in good faith to be competent to give such advice or information.

     Pre-Release Transactions

      The depositary bank may, in certain circumstances, issue ADRs before receiving a deposit of ordinary shares or release ordinary shares before receiving ADRs. These transactions are commonly referred to as “pre-release transactions.” The deposit agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on such transactions, including conditions relating to the need to receive collateral, the type of collateral required and the representations required from brokers. The depositary bank may retain the compensation received from the pre-release transactions.

     Taxes

      You will be responsible for the taxes and other governmental charges payable on the ADRs and the ordinary shares represented by the ADRs. We, the depositary bank and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

      The depositary bank may refuse to issue ADRs, to deliver, transfer, split and combine ADRs or to release ordinary shares on deposit until all taxes and charges are paid by the applicable holder. The depositary bank and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and such other information as the depositary bank and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary bank and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

     Foreign Currency Conversion

      The depositary bank will arrange for the conversion of all foreign currency received into US dollars if in its judgment conversion can be made on a reasonable basis. The depositary bank will distribute the US dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

      If the depositary bank determines that the foreign currency is not convertible on a reasonable basis, or if any required approvals are not obtainable or are not obtained within a reasonable period, the depositary bank may take the following actions in its discretion:

•	convert the foreign currency to the extent practical and lawful and distribute the US dollars to the holders for whom the conversion and distribution is lawful and practical;

•	distribute the foreign currency to holders for whom the distribution is lawful and practical; and

•	hold the foreign currency for the applicable holders without liability for interest.

OFFERING EXPENSES

      In general, we will pay all expenses in connection with the registration of the ordinary shares offered by this prospectus and the reasonable fees and expenses of one counsel reasonably acceptable to us selected by the holders of a majority of the ordinary shares covered by this prospectus, up to an aggregate of $10,000. The selling shareholders will bear brokerage commissions and similar selling expenses, if any, attributable to the sale of ordinary shares or ADSs. We have agreed with the selling shareholders (other than Elan) to pay the initial stamp duty due upon the selling shareholders’ deposit with Citibank of ordinary shares registered under this prospectus in exchange for ADSs evidenced by ADRs. We have agreed with Elan to pay only one- half of the stamp duty that Elan may incur. We have also agreed with the selling shareholders (including Elan) to pay the initial issuance fee due Citibank for issuing the ADRs upon surrender by the selling shareholders of the ordinary shares registered under this prospectus. The following table sets forth the costs and expenses payable by us in connection with the resales of the securities being registered. All amounts are estimates subject to future contingencies except the SEC registration statement filing fee.

SEC Registration Statement Filing Fee	$2,683
Legal Fees and Expenses	$200,000
Accounting Fees and Expenses	$100,000
Printing Fees	$12,000
ADR Issuance Fee*	$165,911
Initial Stamp Duty**	$456,257
Miscellaneous	$6,149
Total	$943,000

*	Calculated at discounted rate of US$0.015 per ADS as agreed with the depositary bank.

**	Based on the US$2.75 closing price of our ADSs on the Nasdaq National Market on August 11, 2003 and on stamp duty reserve tax calculated at 1.5% of consideration.

FINANCIAL STATEMENTS

      This prospectus contains financial statements relating to our acquisition of the remaining US license rights to Permax from Elan in March 2002. These financial statements include audited statements of Permax assets to be sold as of December 31, 2000 and 1999 and audited statements of direct revenues and direct expenses of the Permax Product Line of Elan Pharmaceuticals, Inc., a wholly-owned subsidiary of Elan Corporation plc for each of the years ended December 31, 2000 and 1999, in each case prepared in accordance with US GAAP. See pages F-1 to F-9 at the end of this prospectus.

      Our annual report on Form 20-F for the fiscal year ended December 31, 2002 is incorporated by reference herein. Audited financial statements for the years ended December 31, 2002, 2001 and 2000 are contained in such annual report.

DISCLOSURE OF COMMISSION POSITION
ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      As described in the registration statement of which this prospectus forms a part, our articles of association and certain provisions of English law contain provisions relating to the ability of our officers and directors to be indemnified by us for costs, charges, expenses, losses and other liabilities which are sustained or incurred in the performance of the officer’s or director’s duties for us. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the charter provision, by-law, contract, arrangements, statute or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ENFORCEABILITY OF CIVIL LIABILITIES

      We are a public limited company incorporated in England. A number of our directors and executive officers are non-residents of the United States, and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them in US courts judgments obtained in US courts predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our English solicitors that there is doubt as to the enforceability in England, in original actions or in actions for enforcement of judgments of United States courts, of civil liabilities to the extent predicated upon the federal securities laws of the United States.

LEGAL MATTERS

      Certain legal matters in connection with the ordinary shares offered hereby are being passed upon for us by Nicholson Graham & Jones.

EXPERTS

      The financial statements incorporated in this prospectus by reference to our annual report on Form 20-F for the year ended December 31, 2002 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, chartered accountants and registered auditors, given on the authority of said firm as experts in accounting and auditing.

      The financial statements of Permax assets to be sold as of December 31, 2000 and 1999 and the related statements of direct revenues and direct expenses of the Permax Product Line of Elan Pharmaceuticals, Inc., a wholly-owned subsidiary of Elan Corporation, plc, for each of the two years then ended have been included herein and in the registration statement in reliance upon the report of KPMG, chartered accountants and registered auditors, appearing elsewhere herein, and upon the authority of the said firm as experts in accounting and auditing.

      The audit report covering the December 31, 2000 and 1999 Permax Product Line statements contains an explanatory paragraph that states that the statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the registration statement on Form F-3 of Amarin Corporation, plc as described in Note 1 to the statements. The statements present the assets to be sold and the direct revenues and direct expenses of the Permax Product Line and are not intended to be a complete presentation of the Permax Product Lines’ financial position or results of operations.

INDEPENDENT AUDITORS’ REPORT

The Board of Directors Elan Pharmaceuticals, Inc.

      We have audited the accompanying statements of assets to be sold as of December 31, 2000 and 1999, and the related statements of direct revenues and direct expenses for the years then ended of the Permax product line of Elan Pharmaceuticals, Inc., a wholly-owned subsidiary of Elan Corporation, plc (the Permax Product Line). These financial statements are the responsibility of Elan Pharmaceuticals, Inc.’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      The accompanying statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the registration statement on Form F-3 of Amarin Corporation, plc, as described in Note 1. The accompanying statements present the assets to be sold and the direct revenues and direct expenses of the Permax Product Line and are not intended to be a complete presentation of the Permax Product Lines’ financial position or results of operations.

      In our opinion, the statements referred to above present fairly, in all material respects, the assets to be sold of the Permax Product Line as of December 31, 2000 and 1999 and the Permax Product Lines’ direct revenues and direct expenses for each of the two years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG

KPMG
Chartered Accountants

Dublin, Ireland

August 12, 2003

THE PERMAX PRODUCT LINE

(A product line of Elan Pharmaceuticals, Inc.)

STATEMENTS OF ASSETS TO BE SOLD

	December 31,	December 31,
	2000	1999

	(In Thousands)
Assets:
Inventories (note 4)	$5,037	$13,208
Intangible, net of accumulated amortisation of $9,261 and $7,203 as of December 31, 2000 and 1999, respectively (note 5)	$31,896	$33,954

Net assets to be sold	$36,933	$47,162

The accompanying notes are an integral part of these financial statements.

THE PERMAX PRODUCT LINE

(A product line of Elan Pharmaceuticals, Inc.)

STATEMENTS OF DIRECT REVENUES AND DIRECT EXPENSES

	For the	For the
	year ended	year ended
	December 31,	December 31,
	2000	1999

	(In Thousands)
Net sales	$53,276	$44,587
Cost of products sold	$22,537	$18,933

Gross profit	$30,739	$25,654
Direct selling, administrative and other expenses	$7,966	$18,136
Amortization expense	$2,058	$2,058

Excess of direct revenue over direct expenses	$20,715	$5,460

The accompanying notes are an integral part of these financial statements.

THE PERMAX PRODUCT LINE

(A product line of Elan Pharmaceuticals, Inc.)

NOTES TO FINANCIAL STATEMENTS

December 31, 2000 and 1999

(1)	The Agreement

      Pursuant to Amended and Restated Distribution and Option Agreement, dated as of May 17, 2001 as amended on September 28, 2001 (the Agreement), Amarin Corporation, plc (the Buyer or Amarin) acquired the exclusive right and associated responsibilities to use, promote, market, sell and distribute any pharmaceutical formulation, licensed by Elan Pharmaceuticals, Inc. (Elan) from Eli Lilly and Company, (Eli Lilly) containing pergolide mesylate, currently sold under the trademark Permax (Permax), in the United States of America.

      Under the Agreement, Amarin was appointed the exclusive distributor for Permax in the United States of America for a one-year period ending May 16, 2002, with an option to acquire outright, Elan’s entire rights in the product as Eli Lilly’s exclusive United States licensee. Upon exercise, the option would extend Amarin’s marketing and distribution rights for the duration of Elan’s original license agreement with Lilly.

      As part of the Agreement, Amarin has made payments of approximately $47.5 million to Elan in consideration for the purchase option. The Agreement also requires Amarin to pay Elan royalties on sales of Permax. The acquisition of the Permax option was partially funded by a loan from an affiliate of Elan in the amount of $45 million. Originally this $45 million loan plus interest was due on September 30, 2002.

      On July 19, 2002, Amarin and Elan amended the original loan agreement to require payment of the loan in four installments, including interest, of which $2.5 million is due by July 22, 2002, $17.5 million is due by September 30, 2002, an additional $10 million is due by September 30, 2003 and the remaining $15 million is due by September 30, 2004.

      On March 11, 2002, Amarin exercised the option to acquire the remaining US rights to Permax from Elan and completed the purchase as of March 29, 2002, following receipt of consent from Eli Lilly. Following exercise, Amarin is required to pay Elan additional fixed payments totaling $37.5 million (of which $7.5 million is due upon Lilly’s consent to the transfer of these rights, and subsequent payments of $2.5 million each to be made in 12 successive quarterly installments) and ongoing royalties on Amarin’s sales of Permax.

      The Agreement also provides that if net sales of Permax in 2003 and 2004 exceed specified dollar amounts, Amarin will be required to pay Elan a percentage of the amount by which net sales exceed such levels. Conversely, if net sales in 2003 and 2004 fall below the specified levels, Amarin will be entitled to a credit against future royalties payable to Elan representing a percentage of the amount by which net sales fall short of such levels.

      In January 2003 the loan agreement with Elan was varied so that the installments of the loan were rescheduled as follows: the $10 million due and payable on September 30, 2003, together with accrued interest, became due and payable on September 30, 2004; and the $15 million due and payable on September 30, 2004, together with accrued interest, became due and payable on September 30, 2005.

      In addition the Agreement was amended so that the deferred consideration for Permax payable by way of quarterly installments of $2.5 million was reduced by $7.5 million.

      In August 2003, Amarin’s obligations to Elan were further restructured. Amarin has agreed to pay Elan $30 million by December 31, 2003 in full and final settlement of all debt due Elan.

THE PERMAX PRODUCT LINE
(A product line of Elan Pharmaceuticals, Inc.)

NOTES TO FINANCIAL STATEMENTS — (Continued)

(2) Basis of Presentation

      The statement of assets to be sold and the statements of direct revenue and direct expenses have been prepared in accordance with generally accepted accounting principles in the United States of America and in connection with the carve out of the Permax Product Line as described below.

Carve out

      The statements have been prepared on a carve out basis in order to represent assets to be sold as well as direct revenues and direct expenses, which have been derived from the historical accounting records of Elan Corporation, plc and subsidiaries and reflect significant assumptions and allocations.

      Elan Pharmaceuticals, Inc. is a wholly-owned subsidiary of Elan Corporation, plc. The Permax Product Line is primarily marketed and distributed in the United States.

      Elan Corporation, plc. did not account for the Permax Product Line as a separate entity. Accordingly, the information included in the accompanying financial statements has been obtained from Elan Corporation, plc and Elan Pharmaceuticals, Inc.’s consolidated financial records. The statements of assets to be sold and direct revenues and direct expenses include certain allocations as discussed in note 3 (b) and (f) below.

      Elan Pharmaceuticals, Inc.’s management believes that the allocations are reasonable; however, these allocated expenses are not necessarily indicative of costs that would have been incurred by the Permax Product Line on a stand-alone basis. Corporate expenses of Elan Corporation, plc., such as executive compensation, central management systems, strategy and general corporate expenses, have not historically been allocated to its subsidiaries, are not directly attributable or specifically identifiable to the Permax Product Line, and therefore are not included in the accompanying statements. Tax and interest expense have not been included in the accompanying statements of direct revenue and direct expenses, as these expenses are not specifically identifiable to the Permax Product Line.

      Transaction systems (e.g. payroll, employee benefits, accounts receivable, accounts payable) used to record and account for cash transactions were not designed to track assets/ liabilities and receipts/ payments on a product specific basis. Given these constraints, and the fact that only certain assets of the Permax Product Line are to be sold, statements of financial position and cash flows have not been prepared.

(3) Summary of Significant Accounting Policies

(a) Revenue Recognition

      Revenue from the sale of product is recognized at the time the product is shipped. Net sales represents gross sales less discounts, allowances, and other deductions.

      The five largest customers accounted for approximately 91% and 84% of the Permax Product Lines’ net sales for the years ended December 31, 2000 and 1999, respectively.

(b) Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Actual results could differ from these estimates. Also, as discussed in note 2, these financial statements include allocations and estimates that are not necessarily indicative of the costs and expenses that would have resulted if the Permax Product Line had been operated as a separate entity, or of the future results of the Permax Product Line.

THE PERMAX PRODUCT LINE
(A product line of Elan Pharmaceuticals, Inc.)

NOTES TO FINANCIAL STATEMENTS — (Continued)

(c) Inventories

      Inventories have been valued at the lower of cost or market value on a first-in, first-out basis.

(d) Intangible Assets and Amortization

      Product licenses and other intangible assets are amortized using the straight-line method, principally over a period of 20 years.

(e) Impairment

      Long-lived assets, including intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

(f) Direct Selling, Administrative, and Other Expenses

      Certain direct selling, research and development, administrative, and other expenses are specifically identifiable, and others are allocated to the Permax Product Line based on the percentage of sales of the Permax Product Line compared to total sales of the Elan Pharmaceuticals, Inc. division in which the product is included. Such allocated expenses represent those charges that are attributable to the Permax Product Line, and include Elan Pharmaceuticals, Inc.’s related expenses such as salaries, professional fees and other general and administrative expenses. Direct Selling, Administrative, and Other Expenses decreased from US$18,136 in 1999 to US$7,966 in 2000 as Elan reduced the level of promotion of Permax in 2000 and focused on other products. Included in direct selling, administrative and other expenses is $1,977 and $1,841 of allocated expenses for the years ended December 31, 2000 and 1999, respectively.

(4) Inventories

      Inventories at December 31, 2000 and 1999 consist of the following:

	2000	1999

	(In Thousands)
Finished goods	$4,642	$12,901
Sample inventory	$395	$307

	$5,037	$13,208

(5) Intangible Assets

      Intangible assets at December 31, 2000 and 1999 consist of the following:

	2000	1999

	(In Thousands)
Permax intangible	$41,157	$41,157
Accumulated amortization	$(9,261)	$(7,203)

	$31,896	$33,954

THE PERMAX PRODUCT LINE
(A product line of Elan Pharmaceuticals, Inc.)

NOTES TO FINANCIAL STATEMENTS — (Continued)

      On July 1, 1996, Elan completed the acquisition of Athena Neurosciences Inc. (Athena). Subsequently, the Athena name was replaced with Elan Pharmaceuticals, Inc. In connection with the acquisition, Elan recorded an intangible asset of US$41,157 for the Permax intangible.

      The Permax intangible is being amortized on a straight-line basis over a period of 20 years.

      As a result of generic competition in late 2002 (see note 6(b)), the Buyer took a significant impairment charge to the carrying value of the Permax intangible in its books.

(6) Subsequent events (unaudited)

(a) Business concentrations

      Prior to the exercise of the Permax option, the supply of Permax was dependent upon Elan’s exclusive supply arrangement with Eli Lilly as sole supplier and manufacturer of Permax for Elan. That arrangement has continued upon Buyer’s acquisition of Elan’s rights in Permax, as described above. The Buyer received notice from Lilly in March 2003 that Lilly has elected to terminate its manufacturing and supply obligations to them, with such termination being effective March 4, 2006. Lilly is obliged to assist in transferring its manufacturing technology to the Buyer or to a third party they nominate for the purpose of ensuring that they can continue to manufacture and supply Permax. The Buyer believes that they will be able to take advantage of this opportunity to lower their cost of goods for Permax through the identification of a new supplier and that they will be able to do so in the three-year period before Lilly’s supply obligations end. However, there can be no assurance that they will find such a manufacturer within the timeframe of the notice period or that a lower cost of goods will result. Any failure to locate a new qualified manufacturer on a timely basis could result in lost sales and could have a material adverse effect on its business.

(b) Litigation

      The primary patent relating to the composition of Permax has expired and competitors now have the right to seek Food and Drug Administration (FDA) approval to manufacture generic versions of the product. In addition to the primary composition patent, Eli Lilly holds two patents applicable to certain formulations of Permax which have been listed in the Orange Book, the FDA’s listing of formulation and composition patents for NDA-approved products. The Buyer is aware of two manufacturers, Teva Pharmaceuticals Industries Ltd. and Ivax Corporation (Ivax), who have given Eli Lilly notice of their intent to market a generic pergolide, said to be bioequivalent to Permax, and have filed Abbreviated New Drug Applications (ANDAs) for approval of such a product.

      In July 2001, Elan initiated a patent enforcement action against Ivax, alleging infringement under Eli Lilly’s remaining unexpired patents covering the Permax formulation. The Hatch-Waxman Act provides an automatic stay of up to 30 months from the filing of such a lawsuit alleging infringement of Orange Book listed patents, unless it is resolved earlier than the expiration of that 30-month period. The effect of the stay is to preclude the marketing by the defendant of the product which is the subject of the lawsuit, even if tentatively approved by the FDA. Upon the option closing, Buyer has assumed the lead role in such litigation. The case has been settled, a written settlement agreement entered into among the parties and a written stipulation of dismissal has been filed with the Court. The settlement provides that the case will be dismissed and Ivax will receive a non-exclusive license to the patents at issue, beginning on September 2, 2003 (the date that the Hatch-Waxman automatic stay of marketing would have expired) and for the duration of the patent lives. In return, Ivax has agreed not to market its pergolide products prior to that date, and to make royalty payments of a specified percentage of its gross profit from the first six months of commercial sales of Ivax pergolide products.

THE PERMAX PRODUCT LINE
(A product line of Elan Pharmaceuticals, Inc.)

NOTES TO FINANCIAL STATEMENTS — (Continued)

      The Buyer filed a Citizen’s Petition on April 19, 2002 with the U.S. Food and Drug Administration (FDA), under Docket No. 02P-0170, along with supplemental information. The Petition makes the FDA aware of a number of technical and scientific aspects to be taken into account in considering the potential approval of an ANDA for a generic pergolide pharmaceutical product. A response to the Petition was filed by Teva Pharmaceuticals, the filer of the other known ANDA for generic pergolide. After confirming that the Petition presented issues requiring additional review and analysis by the agency, FDA subsequently granted a portion of the Petition and denied the remainder. Both the Teva and Ivax ANDA’s for pergolide products have now been approved. No further action is expected from FDA or intended by the Buyer in regard to the Petition.

      In November 2002, Teva announced that the FDA had issued final approval for its ANDA for pergolide mesylate tablets. This generic product has now been launched and has led to a significant reduction of sales of Permax in the US. For the first six months of 2003, total prescriptions of Permax have fallen by approximately 50% when compared to the comparable period of the year 2002.

      Approval and sale of additional generic versions of the product by other parties is likely to have a material adverse effect on the financial results of the Permax product line.

(c) Permax Label Change

      In December 2002 the Mayo Clinic reported in an article titled “Valvular Heart Disease in Patients Taking Pergolide” three case studies reporting a possible connection between pergolide, which is ergot derived, and valvular heart disease. The Mayo Clinic article led to a change to the Permax label to include the potential risk of valvular heart disease. The Buyer is not presently the subject of any litigation alleging product liability from Permax. They have however, recently received two notices of claims of personal injury and/or death from valvular heart disease allegedly associated with Permax. The buyer has noted that, at this stage, it cannot predict whether litigation will follow or the outcome of any such litigation. It intends to take all appropriate action to protect its interests with respect to these claims.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Indemnification of Directors and Officers

      Except as hereinafter set forth, there is no provision of our memorandum and articles of association or any contract, arrangement or statute under which any of our directors or officers is insured or indemnified in any manner against liability which he may incur in his capacity as such.

      Article 167 of our articles of association provides:

      Subject to and so far as may be permitted by the Acts, every director or other officer and auditor of the Company may be indemnified out of the assets of the Company against all costs, charges, expenses, losses and liabilities (including without limitation, any such liability as in mentioned in Section 310(3) of the Companies Act 1985) which he may sustain or incur in or about the execution of his office or otherwise in relation thereto, including any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company and in which judgment is given in his favor, or the proceedings otherwise disposed of without any finding or admission of any material breach of duty on his part, or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted by the Court.

      Section 310 of the Companies Act 1985 provides:

(1) This section applies to any provision, whether contained in a company’s articles or in any contract with the company or otherwise, for exempting any officer of the company or any person (whether an officer or not) employed by the company as auditor from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company.

(2) Except as provided by the following subsection, any such provision is void.

(3) This section does not prevent a company:

(a) from purchasing and maintaining for any such officer or auditor insurance against any such liability, or

(b) from indemnifying any such officer or auditor against any liability incurred by him:

(i) in defending any proceedings (whether civil or criminal) in which judgment is given in his favor or he is acquitted, or

(ii) in connection with any application under Section 144(3) or (4) (acquisition of shares by innocent nominee) or Section 727 (general power to grant relief in case of honest and reasonable conduct) in which relief is granted to him by the court.

      Section 727 of the Companies Act 1985 provides:

(1) If in any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that the officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that the court may relieve him, either wholly or partly, from his liability on such terms as the court thinks fit.

(2) If any such officer or person as above-mentioned has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust, he may apply to the court for relief; and the court on the application has the same power to relieve him as under this section it would have had it been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.

(3) Where a case to which subsection (1) applies is being tried by a judge, with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case in whole or in part from the jury and forthwith direct judgment to be entered for the defendant or defender on such terms as to costs or otherwise as the judge may think proper.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the charter provision, by-law, contract, arrangements, statute or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act will be governed by the final adjudication of such issue.

Item 9.	Exhibits

Exhibit
Number	Description

4.1	Memorandum of Association of the Company (1)†
4.2	Articles of Association of the Company (1)†
4.3	Form of Deposit Agreement, dated as of March 29, 1993, among the Company, Citibank, N.A., as Depositary, and all holders from time to time of American Depositary Receipts issued thereunder (2)
4.4	Amendment No. 1 to Deposit Agreement, dated as of October 8, 1998, among the Company, Citibank, N.A., as Depositary, and all holders from time to time of the American Depositary Receipts issued thereunder (3)
4.5	Amendment No. 2 to Deposit Agreement, dated as of September 25, 2002, among the Company, Citibank N.A., as Depositary, and all holders from time to time of the American Depositary Receipts issued thereunder (4)
4.6	Form of Ordinary Share certificate (1)
4.7	Form of American Depositary Receipt evidencing ADSs (included in Exhibit 4.5) (4)
4.8	Registration Rights Agreement, dated as of October 21, 1998, by and among Ethical Holdings plc and Monksland Holdings B.V. (1)
4.9	Amendment No. 1 to Registration Rights Agreement and Waiver, dated January 27, 2003, by and among the Company, Elan International Services, Ltd. and Monksland Holdings B.V. (1)
4.10	Second Subscription Agreement, dated as of November 1999, among Ethical Holdings PLC, Monksland Holdings BV and Elan Corporation PLC (5)
4.11	Purchase Agreement, dated as of June 16, 2000, by and among the Company and the Purchasers named therein (5)
4.12	Registration Rights Agreement, dated as of November 24, 2000, by and between the Company and Laxdale Limited (6)
4.13	Form of Subscription Agreement, dated as of January 27, 2003, by and among the Company and the Purchasers named therein (1)
4.14	Form of Registration Rights Agreement, dated as of January 27, 2003, between the Company and the Purchasers named therein (1)

Exhibit
Number	Description

4.15	Form of Warrant Agreement, dated March 19, 2003, between the Company and individuals nominated by Security Research Associates, Inc. (1)
5.1	Opinion of Nicholson Graham & Jones, counsel to the Company, as to the validity of the ordinary shares*
23.1	Consent of PricewaterhouseCoopers, Chartered Accountants and Registered Auditors*
23.2	Consent of Nicholson Graham & Jones (included in Exhibit 5.1 above)*
23.3	Consent of KPMG*
24.1	Power of Attorney**

†	At our annual general meeting on July 25, 2003, our shareholders approved an increase in our authorized share capital from £55,000,000 to £100,000,000 by the creation of £45,000,000 ordinary shares, effectively amending Article 6 of our Memorandum of Association and Article 4 of our Articles of Association.

*	Filed herewith.

**	Previously filed.

(1)	Incorporated herein by reference to certain exhibits to the Company’s Annual Report on Form 20-F for the year ended December 31, 2002, filed with the Securities and Exchange Commission on April 24, 2002.

(2)	Incorporated herein by reference to certain exhibits to the Company’s Registration Statement on Form F-1, File No. 33-58160, filed with the Securities and Exchange Commission on February 11, 1993.

(3)	Incorporated herein by reference to Exhibit (a)(i) to the Company’s Registration Statement on Post-Effective Amendment No. 1 to Form F-6, File No. 333-5946, filed with the Securities and Exchange Commission on October 8, 1998.

(4)	Incorporated herein by reference to Exhibit (a)(ii) to the Company’s Registration Statement on Post-Effective Amendment No. 2 to Form F-6, File No. 333-5946, filed with the Securities and Exchange Commission on September 26, 2002.

(5)	Incorporated herein by reference to certain exhibits to the Company’s Annual Report on Form 20-F for the year ended December 31, 1999, filed with the Securities and Exchange Commission on June 30, 2000.

(6)	Incorporated herein by reference to certain exhibits to the Company’s Registration Statement on Form F-3, File No. 333-13200, filed with the Securities and Exchange Commission on February 22, 2001.

Item 10.	Undertakings

      The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

      The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form F-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of London, England, on August 12, 2003.

AMARIN CORPORATION PLC

By:	/s/ RICHARD A. B. STEWART

Name: Richard A. B. Stewart
Title: Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Signature		Title	Date

/s/ RICHARD A. B. STEWART Richard A. B. Stewart		Chief Executive Officer and Director	August 12, 2003

/s/ MICHAEL COFFEE* Michael Coffee		President, Chief Operating Officer and Director	August 12, 2003

/s/ IAN R. GARLAND Ian R. Garland		Chief Financial Officer and Principal Accounting Officer	August 12, 2003

/s/ THOMAS LYNCH* Thomas Lynch		Chairman and Non-Executive Director	August 12, 2003

/s/ JOHN GROOM* John Groom		Non-Executive Director	August 12, 2003

/s/ ANTHONY RUSSELL-ROBERTS* Anthony Russell-Roberts		Non-Executive Director	August 12, 2003

/s/ DR. WILLIAM MASON* Dr. William Mason		Non-Executive Director	August 12, 2003

/s/ HUBERT HUCKEL* Hubert Huckel		Non-Executive Director	August 12, 2003

/s/ DONALD JOSEPH* Donald Joseph		Authorized Representative in the United States	August 12, 2003

*By:	/s/ RICHARD A. B. STEWART Richard A. B. Stewart Attorney-In-Fact

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Memorandum of Association of the Company (1)†
4.2	Articles of Association of the Company (1)†
4.3	Form of Deposit Agreement, dated as of March 29, 1993, among the Company, Citibank, N.A., as Depositary, and all holders from time to time of American Depositary Receipts issued thereunder (2)
4.4	Amendment No. 1 to Deposit Agreement, dated as of October 8, 1998, among the Company, Citibank, N.A., as Depositary, and all holders from time to time of the American Depositary Receipts issued thereunder (3)
4.5	Amendment No. 2 to Deposit Agreement, dated as of September 25, 2002, among the Company, Citibank N.A., as Depositary, and all holders from time to time of the American Depositary Receipts issued thereunder (4)
4.6	Form of Ordinary Share certificate (1)
4.7	Form of American Depositary Receipt evidencing ADSs (included in Exhibit 4.5) (4)
4.8	Registration Rights Agreement, dated as of October 21, 1998, by and among Ethical Holdings plc and Monksland Holdings B.V. (1)
4.9	Amendment No. 1 to Registration Rights Agreement and Waiver, dated January 27, 2003, by and among the Company, Elan International Services, Ltd. and Monksland Holdings B.V. (1)
4.10	Second Subscription Agreement, dated as of November 1999, among Ethical Holdings PLC, Monksland Holdings BV and Elan Corporation PLC (5)
4.11	Purchase Agreement, dated as of June 16, 2000, by and among the Company and the Purchasers named therein (5)
4.12	Registration Rights Agreement, dated as of November 24, 2000, by and between the Company and Laxdale Limited (6)
4.13	Form of Subscription Agreement, dated as of January 27, 2003, by and among the Company and the Purchasers named therein (1)
4.14	Form of Registration Rights Agreement, dated as of January 27, 2003, between the Company and the Purchasers named therein (1)
4.15	Form of Warrant Agreement, dated March 19, 2003, between the Company and individuals nominated by Security Research Associates, Inc. (1)
5.1	Opinion of Nicholson Graham & Jones, counsel to the Company, as to the validity of the ordinary shares*
23.1	Consent of PricewaterhouseCoopers, Chartered Accountants and Registered Auditors*
23.2	Consent of Nicholson Graham & Jones (included in Exhibit 5.1 above)*
23.3	Consent of KPMG*
24.1	Power of Attorney**

†	At our annual general meeting on July 25, 2003, our shareholders approved an increase in our authorized share capital from £55,000,000 to £100,000,000 by the creation of £45,000,000 ordinary shares, effectively amending Article 6 of our Memorandum of Association and Article 4 of our Articles of Association.

*	Filed herewith.

**	Previously filed.

(1)	Incorporated herein by reference to certain exhibits to the Company’s Annual Report on Form 20-F for the year ended December 31, 2002, filed with the Securities and Exchange Commission on April 24, 2002.

(2)	Incorporated herein by reference to certain exhibits to the Company’s Registration Statement on Form F-1, File No. 33-58160, filed with the Securities and Exchange Commission on February 11, 1993.

(3)	Incorporated herein by reference to Exhibit (a)(i) to the Company’s Registration Statement on Post-Effective Amendment No. 1 to Form F-6, File No. 333-5946, filed with the Securities and Exchange Commission on October 8, 1998.

(4)	Incorporated herein by reference to Exhibit (a)(ii) to the Company’s Registration Statement on Post-Effective Amendment No. 2 to Form F-6, File No. 333-5946, filed with the Securities and Exchange Commission on September 26, 2002.

(5)	Incorporated herein by reference to certain exhibits to the Company’s Annual Report on Form 20-F for the year ended December 31, 1999, filed with the Securities and Exchange Commission on June 30, 2000.

(6)	Incorporated herein by reference to certain exhibits to the Company’s Registration Statement on Form F-3, File No. 333-13200, filed with the Securities and Exchange Commission on February 22, 2001.